   As filed with the Securities and Exchange Commission on September 29, 1998


                                                     Registration No. 333-63607

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        --------------------------------

                                Amendment No. 1
                                      to
                                   Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                        -------------------------------

                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                             6711                  41-0449260
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)     Classification Code Number)   Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-10007
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                        --------------------------------

                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

         Robert J. Kaukol                             William T. Luedke IV
        Norwest Corporation                      Bracewell & Patterson, L.L.P.
          Norwest Center                           South Tower Penzoil Place
        Sixth and Marquette                     711 Louisiana Street, Suite 2900
Minneapolis, Minnesota  55479-1026                 Houston, Texas  77002-2781

                        --------------------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
        Title of Securities             Amount    Proposed Maximum   Proposed Maximum       Amount of
               to Be                    to Be      Offering Price        Aggregate        Registration
             Registered               Registered     Per Share        Offering Price           Fee
-----------------------------------------------------------------------------------------------------
Common Stock                             950,000        N/A           $10,803,000(2)     $3,186.89(3)
(par value $1-2/3 per share) (1)
=====================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of June 30, 1998 of all shares of common stock to be acquired by the registrant in the transaction described herein.
(3)  Based on .000295 of the proposed maximum aggregate offering price.

                        --------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                          [First National Bank symbol]

================================================================================

  The board of directors of First       period of 20 trading days ending on
National Bank of Missouri City has      the day immediately before the
approved the acquisition of First       special meeting.
National Bank by Norwest
Corporation.  The acquisition is          For example, if this average is $35,
subject to the approval of First        you would receive approximately 2.44
National Bank's shareholders.  A        shares of Norwest common stock for
special meeting of shareholders         each share of First National Bank
will be held to vote on the             common stock you own.  If this
proposed acquisition.  The date,        average is $30, you would receive
time and place of the meeting are       approximately 2.85 shares of Norwest
as follows:                             common stock for each share of First
                                        National Bank common stock.
  FRIDAY, OCTOBER 30, 1998
  9:00 A.M., LOCAL TIME                   The closing price of Norwest common
  3660 HAMPTON DRIVE                    stock on September 25, 1998 was
  MISSOURI CITY, TEXAS  77459           $36.50 a share.

  If the acquisition is completed,        Whether or not you plan to attend the
Norwest will exchange $26,000,000       meeting, please complete and mail the
of its common stock for all of the      enclosed proxy card.  If you sign,
outstanding common stock of First       date and mail your proxy card without
National Bank.  Based on 304,449        indicating how you want to vote, your
shares of First National Bank           proxy will be voted in favor of the
common stock outstanding, this          acquisition.  If you fail to return
works out to approximately $85.40       your card, the effect will be the
of Norwest common stock for each        same as a vote against the
share of First National Bank            acquisition.
common stock.
                                          This Proxy Statement-Prospectus
  The exchange ratio, or the number     provides detailed information about
of shares of Norwest common stock       the proposed acquisition.  Please
you will receive for each share of      read this entire document carefully.
First National Bank common stock
you own, will be determined by
dividing $85.40 by the average of
the closing prices of a share of        R. Fred Beeler, Chairman of the Board
Norwest common stock as reported
on the New York Stock Exchange
composite tape for the


--------------------------------------------------------------------------------
  THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

  NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST" ON PAGE 49.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NORWEST COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

              PROXY STATEMENT-PROSPECTUS DATED SEPTEMBER 30, 1998.
FIRST MAILED TO FIRST NATIONAL BANK SHAREHOLDERS ON OR ABOUT OCTOBER 1, 1998.

                       IMPORTANT INFORMATION NOT INCLUDED
                       IN THIS PROXY STATEMENT-PROSPECTUS

         This Proxy Statement-Prospectus incorporates important business and financial information about Norwest that is not included in or delivered with this document. Page 56 has a list of the documents containing this information. This information is available to you without charge upon written or oral request to Norwest's Corporate Secretary as follows:

                        Corporate Secretary
                        Norwest Corporation
                        Norwest Center
                        Sixth and Marquette
                        Minneapolis, Minnesota 55479-1026

                        Telephone (612) 667-8655

TO RECEIVE DOCUMENTS IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST MUST BE RECEIVED NO LATER THAN OCTOBER 23, 1998.

                               TABLE OF CONTENTS


GLOSSARY OF IMPORTANT TERMS...................................1

QUESTIONS AND ANSWERS
ABOUT THE CONSOLIDATION.......................................3

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT-
PROSPECTUS....................................................5

SUMMARY.......................................................6
 Parties to the Consolidation.................................6
 Reasons for the Consolidation;
   Recommendation of First National Bank's
   Board of Directors.........................................7
 Required Vote; Voting Agreements.............................8
 The Consolidation............................................8
 Comparative Per Common Share Data............................12
 Selected Historical Financial Information....................14
 Share Prices and Dividends for
   Norwest Common Stock.......................................16

NORWEST-WELLS FARGO MERGER....................................17
 Agreement and Plan of Merger.................................17
 Management of the Combined Company...........................17
 Ownership of the Combined Company............................17
 Stock Option Agreements......................................17
 Conditions to the Norwest-Wells Fargo........................17
 Merger.......................................................17
 Significant Transaction......................................18

SPECIAL MEETING OF SHAREHOLDERS...............................19
 Date, Time and Place of Special Meeting......................19
 Record Date..................................................19
 Voting Rights; Votes Required for Approval...................19
 Voting Agreements............................................19
 Voting and Revocation of Proxies.............................20
 Solicitation of Proxies......................................20
 Other Matters................................................21

THE CONSOLIDATION.............................................22
 Purpose and Effect of the Consolidation......................22
 Background of and Reasons for the
   Consolidation..............................................22
 Additional Interests of First National Bank's
   Management in the Consolidation............................23
 Appraisal Rights.............................................23
 Exchange of Certificates.....................................24
 Regulatory Approvals.........................................25
 Effect on First National Bank's Employee
   Benefit Plans..............................................25
 Material U.S. Federal Income Tax Consequences of the
  Consolidation to First National Bank Shareholders...........26
 Resale of Norwest Common Stock...............................27
 Stock Exchange Listing.......................................28
 Accounting Treatment.........................................28

THE REORGANIZATION AGREEMENT..................................29
 Basic Plan of Reorganization.................................29
 Representations and Warranties...............................30
 Certain Covenants............................................30
 Conditions to the Completion of the
   Consolidation..............................................31
 Termination of the Reorganization
   Agreement..................................................31
 Effect of Termination........................................33
 Waiver and Amendment.........................................33
 Expenses.....................................................33

COMPARISON OF RIGHTS OF HOLDERS OF FIRST NATIONAL
 BANK COMMON STOCK AND NORWEST COMMON STOCK...................34
 Capital Stock................................................34
 Rights Plan..................................................34
 Directors....................................................35
 Amendment of Charter Document
   and Bylaws.................................................35
 Approval of Consolidations and Asset Sales...................36
 Preemptive Rights............................................36
 Appraisal Rights.............................................36
 Special Meetings.............................................37
 Directors' Duties............................................37
 Action Without a Meeting.....................................37
 Limitation of Director Liability.............................37
 Indemnification of Officers and Directors....................38
 Dividends....................................................38
 Corporate Governance Procedures;
   Nomination of Directors....................................39

INFORMATION ABOUT FIRST NATIONAL BANK.........................40
 General
 Legal Proceedings............................................40
 Market Price and Dividends...................................40

                                      (i)

 Beneficial Ownership of First National Bank
   Common Stock by First National Bank
   Management and Principal Stockholders......................40

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FIRST NATIONAL BANK'S FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................43
 General......................................................43
 Six Months Ended June 30
   1998 and 1997..............................................43
 Years Ended December 31,
   1997 and 1996..............................................44
 Year 2000 Compliance.........................................48

CERTAIN REGULATORY AND
OTHER CONSIDERATIONS PERTAINING
TO NORWEST....................................................49
 Bank Regulatory Agencies.....................................49
 Bank Holding Company Activities;
   Interstate Banking.........................................49
 Dividend Restrictions........................................50
 Holding Company Structure....................................51
 Regulatory Capital Standards and
   Related Matters............................................52
 FDIC Insurance...............................................54
 Fiscal and Monetary Policies.................................55
 Competition..................................................55

EXPERTS.......................................................55

LEGAL MATTERS.................................................56

INFORMATION CONCERNING
NORWEST MANAGEMENT............................................56

WHERE YOU CAN FIND MORE
INFORMATION...................................................56

FINANCIAL STATEMENTS OF
MISSOURI CITY.................................................   F-1

APPENDIX A     AGREEMENT AND PLAN OF REORGANIZATION

APPENDIX B     UNITED STATES CODE TITLE 12, SECTION 215
               PARAGRAPHS (A)  (C)

APPENDIX C     BANKING CIRCULAR 259

                                      (ii)

                          GLOSSARY OF IMPORTANT TERMS

    Following are the meanings of some important terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.


ADJUSTED NORWEST SHARES.................     The number determined by dividing
                                             $26,000,000 by the Norwest
                                             Measurement Price.

BANK HOLDING COMPANY ACT................     Bank Holding Company Act of 1956.

CONSOLIDATION...........................     The statutory consolidation of a
                                             wholly-owned subsidiary of Norwest
                                             with First National Bank pursuant
                                             to the terms of the Reorganization
                                             Agreement. The Consolidation is the
                                             means by which Norwest will acquire
                                             First National Bank.

DGCL....................................     Delaware General Corporation Law.

EFFECTIVE DATE OF THE CONSOLIDATION.....     The date specified in the
                                             certificate issued by OCC approving
                                             the Consolidation.

EFFECTIVE TIME OF THE CONSOLIDATION.....     12:01 a.m, Minneapolis, Minnesota
                                             time, on the Effective Date of the
                                             Consolidation.

EXCHANGE ACT............................     Securities Exchange Act of 1934.
EXCHANGE RATIO..........................     The number of shares of Norwest
                                             common stock that Norwest will
                                             exchange in the Consolidation for
                                             each share of First National Bank
                                             common stock, as determined in
                                             accordance with the formula in the
                                             Reorganization Agreement.

FEDERAL RESERVE BOARD...................     Board of Governors of the Federal
                                             Reserve System.

FDI ACT.................................     Federal Deposit Insurance Act.

FDIC....................................     Federal Deposit Insurance
                                             Corporation.

INTERSTATE BANKING ACT..................     Reigle-Neal Interstate Banking and
                                             Branching Act.

FIRST NATIONAL BANK.....................     First National Bank of Missouri
                                             City.

FIRST NATIONAL BANK COMMON STOCK........     First National Bank's common stock,
                                             par value $5 per share.

NORWEST.................................     Norwest Corporation and its
                                             consolidated subsidiaries.

NORWEST COMMON STOCK....................     Norwest's common stock, par value
                                             $1-2/3 per share.

NORWEST MEASUREMENT PRICE...............     The average of the closing prices
                                             of a share of Norwest common stock
                                             as reported on the New York Stock
                                             Exchange composite tape during the
                                             period of 20 trading days ending on
                                             the day immediately before the
                                             special meeting.

OCC.....................................     Office of the Comptroller of the
                                             Currency.

REORGANIZATION AGREEMENT................     The Agreement and Plan of
                                             Reorganization dated as of June 11,
                                             1998 between First National Bank
                                             and Norwest.

SEC.....................................     Securities and Exchange Commission.

SECURITIES ACT..........................     Securities Act of 1933.

                             QUESTIONS AND ANSWERS
                            ABOUT THE CONSOLIDATION

Q: Why has First National Bank agreed to be acquired by Norwest?

A: The Consolidation offers the holders of First National Bank common stock the opportunity to acquire an equity interest in a larger, more diversified financial institution, which is interested in expanding its operations in Texas, but which is not dependent solely upon the economic conditions of the Houston metropolitan area of Texas. Norwest common stock is publicly traded and has a history of paying dividends. First National Bank's board of directors anticipates that the Consolidation will expand the banking products and services offered to customers and the community and will enable First National Bank to compete more effectively among banks and non-bank financial institutions. As part of a much larger banking organization, First National Bank will be provided with specialized staff resources in accounting, auditing, investment, trust management, loan review, marketing, data processing and electronic funds transfer services.

Q:   WHAT DO I NEED TO DO NOW?

A: Just sign the enclosed proxy card and mail it to First National Bank in the enclosed return envelope as soon as possible. This way, your shares will be represented at the special meeting on October 30, 1998. First National Bank's board of directors recommends that you vote FOR the Consolidation.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Consolidation is completed, Norwest will send you written instructions for exchanging your stock certificates.

Q:   WHAT WILL I RECEIVE FOR MY SHARES OF FIRST NATIONAL BANK
     COMMON STOCK?

A: Norwest will exchange $26,000,000 of its common stock for all of the outstanding shares of First National Bank common stock. Based on 304,449 shares of First National Bank common stock outstanding, this works out to approximately $85.40 of Norwest common stock for each share of First National Bank common stock.

Q:   HOW MANY SHARES OF NORWEST COMMON STOCK WILL I RECEIVE?

A: The exchange ratio, or the number of shares of Norwest common stock you will receive for each share of First National Bank common stock you own, will be determined by dividing the Adjusted Norwest Shares by the number of shares of First National Bank common stock then outstanding. The number of Adjusted Norwest Shares will be determined by dividing $26,000,000 by the Norwest Measurement Price. The Norwest Measurement Price is the average of the closing prices of a share of Norwest common stock for the period of 20 trading days ending on the day immediately before the special meeting.

     For example, based on 304,449 shares of First National Bank common stock outstanding, if the Norwest Measurement Price is $35, you would receive approximately 2.44 shares of Norwest common stock for each share of First National Bank common stock you own. If the Norwest Measurement Price is $30, you would receive approximately 2.85 shares.

Q:   WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE
     CONSOLIDATION?

A: The exchange of Norwest common stock for shares of First National Bank common stock generally will be tax free to First National Bank shareholders for federal income tax purposes. First National Bank shareholders will recognize income or gain, however, as a result of cash received instead of fractional shares. To review the tax consequences to First National Bank shareholders in greater detail, see page 26.

     THIS TAX TREATMENT MAY NOT APPLY TO SOME FIRST NATIONAL BANK
     SHAREHOLDERS BECAUSE OF THEIR SPECIFIC CIRCUMSTANCES. YOU
     SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING
     OF THE CONSOLIDATION'S TAX CONSEQUENCES.

Q:   WHEN WILL THE CONSOLIDATION BE COMPLETED?

A: First National Bank and Norwest expect to complete the Consolidation within a few days after the special meeting, assuming the required regulatory approvals have been received by then.

Q:   WHAT RIGHTS DO I HAVE IF I DISSENT FROM THE CONSOLIDATION?

A: You have a right to an appraisal of the fair value of your First National Bank common stock. See page 23 for information on your appraisal rights and how to exercise them.

Q:   HOW WILL NORWEST'S PROPOSED MERGER WITH WELLS FARGO &
     COMPANY AFFECT NORWEST'S ACQUISITION OF FIRST NATIONAL BANK?

A: As you may know, Norwest and Wells Fargo have agreed to merge. Under the terms of the proposed merger, Norwest will exchange 10 shares of its common stock for each share of Wells Fargo common stock. The proposed merger with Wells Fargo will be significant to the financial statements of Norwest.

     Because Wells Fargo is merging into a wholly-owned subsidiary of Norwest, you will still receive shares of Norwest common stock even if the Wells Fargo merger is completed before Norwest completes its acquisition of First
     National Bank.

Q:   WHERE CAN I FIND INFORMATION ABOUT NORWEST'S PENDING MERGER
     WITH WELLS FARGO & COMPANY?

A: Page 17 summarizes the proposed merger between Norwest and Wells Fargo. You can find more information about the merger in Norwest's and Wells Fargo's joint proxy statement-prospectus. For directions on how to obtain a copy of this document, see "Where You Can Find More Information" on page 56.

                             QUESTIONS AND ANSWERS
                      ABOUT THE PROXY STATEMENT-PROSPECTUS


Q:   WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of First National Bank and a prospectus of Norwest. As a proxy statement, it's being provided to you because First National Bank's board of directors is soliciting your proxy for use at the special meeting. As a prospectus, it's being provided to you because Norwest will exchange shares of its common stock for your shares of First National Bank common stock.

Q:   DO I NEED TO READ THE ENTIRE DOCUMENT, INCLUDING THE
     APPENDICES?

A: Absolutely. Much of this Proxy Statement-Prospectus summarizes information that is set forth in greater detail elsewhere in this document or in the appendices to this document. Each summary is qualified in its entirety by reference to the information being summarized. For example, the summary of the terms of the Reorganization Agreement is qualified in its entirety by reference to the full text of the Reorganization Agreement, a copy of which is included as Appendix A. If there are any differences, the information in the Reorganization Agreement will control over the information in the summary. As a result, to fully understand the Consolidation and your rights as a First National Bank shareholder, you'll need to read carefully this entire document including appendices.

Q:   IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: This Proxy Statement-Prospectus incorporates important business and financial information about Norwest that is not included in or delivered with this document. For example, Norwest's consolidated financial statements for the year ended December 31, 1997 are not included in this document. Instead, they are incorporated from Norwest's annual report on Form 10-K for 1997. Norwest's 1997 Form 10-K also contains a description of Norwest's business and a financial review of its operations.

     INFORMATION THAT IS INCORPORATED FROM ANOTHER DOCUMENT IS
     CONSIDERED PART OF THIS PROXY STATEMENT-PROSPECTUS. IT'S
     CONSIDERED TO HAVE BEEN DISCLOSED TO YOU WHETHER OR NOT YOU
     ACTUALLY REVIEW THE INFORMATION.

Q:   WHERE CAN I FIND THE INFORMATION THAT HAS BEEN INCORPORATED
     BY REFERENCE?

A: Information incorporated from other documents is available to you without charge upon written or oral request. See page 56 under "WHERE YOU CAN FIND MORE INFORMATION" for a list of the documents that Norwest has incorporated by reference into this Proxy Statement-Prospectus, and how to obtain copies of these documents.

Q:   WHAT ABOUT REPORTS FILED BY NORWEST AFTER THE DATE OF THIS
     PROXY STATEMENT-PROSPECTUS?

A: Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may update, modify or correct information in the documents incorporated by reference. You should review these reports, as they could disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

                                    SUMMARY
                                    -------

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Consolidation fully, and for a more complete description of the legal terms of the Consolidation, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."

PARTIES TO THE CONSOLIDATION

  NORWEST CORPORATION..........................  Norwest is a diversified financial services company.
  Sixth and Marquette                            Through its subsidiaries and affiliates, Norwest
  Minneapolis, Minnesota 55479                   provides retail, commercial and corporate banking
  (612) 667-1234                                 services, as well as a variety of other financial
                                                 services, including mortgage banking, consumer
                                                 finance, equipment leasing, agricultural finance,
                                                 commercial finance, securities brokerage and
                                                 investment banking, insurance agency services,
                                                 computer and data processing services, trust
                                                 services, mortgage-backed securities servicing, and
                                                 venture capital investment.

                                                 At June 30, 1998, Norwest had assets of $93.2
                                                 billion, deposits of $56.8 billion and stockholders'
                                                 equity of $7.3 billion.  Based on assets at June 30,
                                                 1998, Norwest was the 12th largest commercial banking
                                                 organization in the United States.

     WELLS FARGO MERGER........................  Norwest has entered into a merger agreement with
                                                 Wells Fargo & Company under which Wells Fargo will
                                                 merge into a wholly-owned subsidiary of Norwest.  In
                                                 the proposed merger, Norwest will issue 10 shares of
                                                 Norwest common stock for each share of Wells Fargo
                                                 common stock.  The merger is subject to a number of
                                                 conditions.  Norwest expects to complete the merger
                                                 in the fourth quarter of 1998.  The Wells Fargo
                                                 merger will be significant to Norwest's financial
                                                 statements.  See page 17 for more details on the
                                                 merger.

     OTHER PENDING MERGERS AND
      ACQUISITIONS.............................  Norwest regularly explores opportunities to expand its businesses through acquisitions of financial
                                                 institutions and related businesses.  Discussions are
                                                 continually being carried on about possible
                                                 acquisitions.  Norwest generally does not comment on
                                                 such discussions or possible acquisitions until a
                                                 definitive agreement has been signed.

                                                 At June 30, 1998, excluding the Wells Fargo merger,
                                                 Norwest had five pending acquisitions with total
                                                 assets of approximately $2.3 billion.  Norwest
                                                 expects to issue approximately 14.0 million shares of
                                                 Norwest

                                                 common stock to complete these five acquisitions.
                                                 Norwest expects to complete these acquisitions by
                                                 the end of 1998.  These five acquisitions will not
                                                 be significant, either individually or in the
                                                 aggregate, to the financial statements of Norwest.


  FIRST NATIONAL BANK..........................  First National Bank is a national banking association
  3660 Hampton Drive                             with one full-service office located in Missouri
  Missouri City, Texas 77459                     City, Texas.  First National Bank provides a wide
  (281) 499-9999                                 range of lending and deposit products to its
                                                 commercial and consumer customers.  First National
                                                 Bank's primary market is the city of Missouri City,
                                                 where it competes with a number of financial
                                                 institutions, including other commercial banks,
                                                 savings and loan associations, savings banks,
                                                 mortgage companies, consumer finance companies,
                                                 credit unions and insurance companies.

                                                 At June 30, 1998, First National Bank had total
                                                 assets of approximately $94.7 million, total deposits
                                                 of approximately $83.1 million and total
                                                 stockholders' equity of approximately $10.8 million.

REASONS FOR THE CONSOLIDATION;
  RECOMMENDATION OF FIRST NATIONAL BANK'S
  BOARD OF DIRECTORS (SEE PAGE 22).............  At a meeting of First National Bank's board of directors held on June 4, 1998, after considering the
                                                 terms and conditions of the Reorganization Agreement
                                                 and obtaining the advice of its counsel, First
                                                 National Bank's board of directors unanimously
                                                 approved the Reorganization Agreement.  First
                                                 National Bank's board of directors believes that the
                                                 Consolidation is advisable and in the best interests
                                                 of First National Bank and its shareholders.  First
                                                 National Bank's board of directors recommends that
                                                 First National Bank shareholders vote in favor of the
                                                 Reorganization Agreement.  For a discussion of the
                                                 circumstances surrounding the Consolidation and the
                                                 factors considered by First National Bank's board of
                                                 directors in making its recommendations, see "The
                                                 Consolidation--Background of and Reasons for the
                                                 Consolidation."

                                                 The Consolidation offers the holders of First
                                                 National Bank common stock the opportunity to acquire
                                                 an equity interest in a larger, more diversified
                                                 financial institution, which is interested in
                                                 expanding its operations in Texas, but which is not
                                                 dependent solely upon the economic conditions of the
                                                 Houston metropolitan area of Texas.  Norwest common
                                                 stock is publicly traded and has a history of paying
                                                 dividends. First National Bank's board of directors
                                                 anticipates


                                                 that the Consolidation will expand the banking
                                                 products and services offered to customers and the
                                                 community and will enable First National Bank to
                                                 compete more effectively among banks and non-bank
                                                 financial institutions. As part of a much larger
                                                 banking organization, First National Bank will be
                                                 provided with specialized staff resources in
                                                 accounting, auditing, investment, trust
                                                 management, loan review, marketing, data
                                                 processing and electronic funds transfer services.

                                                 For reasons set forth above, First National Bank's
                                                 board of directors believes the Consolidation to be
                                                 in the best interests of First National Bank's
                                                 shareholders.  FIRST NATIONAL BANK'S BOARD OF
                                                 DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST NATIONAL
                                                 BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE
                                                 CONSOLIDATION and has authorized consummation thereof
                                                 subject to approval of First National Bank
                                                 shareholders and the satisfaction of certain other
                                                 conditions.

REQUIRED VOTE; VOTING AGREEMENTS...............  The holders of at least two-thirds of the outstanding shares of First National Bank common stock must
                                                 approve the Consolidation.  Certain First National
                                                 Bank directors and shareholders have agreed to vote
                                                 in favor of the Consolidation all shares of First
                                                 National Bank common stock beneficially owned by them
                                                 at the record date for the special meeting.  At the
                                                 record date, these directors and shareholders
                                                 beneficially owned an aggregate of 233,914 shares of
                                                 First National Bank common stock, representing
                                                 approximately 76.8% of the shares of First National
                                                 Bank common stock outstanding at the record date.  As
                                                 a result, these directors and shareholders can
                                                 approve the Consolidation without the vote of any
                                                 other shareholders.


THE CONSOLIDATION..............................  In the Consolidation, a newly-formed, wholly-owned bank subsidiary of Norwest will consolidate with
                                                 First National Bank.  First National Bank will be the
                                                 surviving entity in the Consolidation.

  WHAT FIRST NATIONAL BANK SHAREHOLDERS
  WILL RECEIVE (SEE PAGE 29)...................  In the Consolidation, Norwest will exchange a total of $26,000,000 of Norwest common stock for all of the
                                                 outstanding shares of First National Bank common
                                                 stock.  Based on 304,449 shares of First National
                                                 Bank common stock outstanding, Norwest will


                                                 exchange approximately $85.40 of its common stock
                                                 for each share of First National Bank common stock.

                                                 The Exchange Ratio will be determined by dividing
                                                 the Adjusted Norwest Shares by the number of shares
                                                 of First National Bank common stock then outstanding.
                                                 The number of Adjusted Norwest Shares will be
                                                 determined by dividing $26,000,000 by the Norwest
                                                 Measurement Price.  The Norwest Measurement Price
                                                 will be the average of the closing prices of a share
                                                 of Norwest common stock as reported on the New York
                                                 Stock Exchange consolidated tape during the period of
                                                 20 consecutive trading days ending on the day
                                                 immediately before the special meeting.

                                                 Norwest will not issue fractional shares in the
                                                 Consolidation.  If the total number of shares of
                                                 Norwest common stock you are entitled to receive in
                                                 the Consolidation does not equal a whole number,
                                                 Norwest will pay you cash instead of the fractional
                                                 share.

  MANAGEMENT AND OPERATIONS OF FIRST NATIONAL
   BANK AFTER THE CONSOLIDATION................  When the Consolidation is complete, Norwest will own all of the outstanding shares of First National Bank
                                                 common stock.  As a result, Norwest will be able to
                                                 elect or appoint all of the directors and officers of
                                                 First National Bank.

                                                 As a result of the Consolidation, First National Bank
                                                 will become a subsidiary of Norwest.  Norwest expects that after the Consolidation First National Bank will operate
                                                 at its current location, providing products and services
                                                 offered by Norwest affiliates.

  ADDITIONAL INTERESTS OF FIRST NATIONAL
   BANK'S MANAGEMENT (SEE PAGE 23).............  First National Bank's management will receive the same consideration for their shares of First National
                                                 Bank common stock as you will.  Certain members of
                                                 management, however, have interests that are
                                                 different from, or in addition to, the interests of
                                                 First National Bank shareholders generally.  See page
                                                 23 for a discussion of these interests.

  Conditions to the Consolidation
  (see page 31)................................  A number of conditions must be satisfied before the
                                                 Consolidation can be completed, including the
                                                 following:


                                                 * The Consolidation must be approved by the holders
                                                   of at least two thirds of the outstanding First
                                                   National Bank common stock.

                                                 * The Consolidation must be approved by governmental
                                                   authorities without unreasonably burdensome demands
                                                   on Norwest.

                                                 * First National Bank must receive a legal opinion
                                                   that its shareholders will not recognize any gain or
                                                   loss for federal income tax purposes as a result of
                                                   the Consolidation (except for cash received in lieu
                                                   of fractional shares).

                                                 * There cannot be any change since December 31, 1997
                                                   that has had, or might reasonably be expected to
                                                   have, a material adverse effect on First National
                                                   Bank.

                                                 Some of the conditions to the Consolidation are
                                                 subject to exceptions and/or to a "materiality"
                                                 standard.  Some conditions may also be waived by the
                                                 party entitled to assert the condition.

  REGULATORY APPROVALS (SEE PAGE 25)...........  The Consolidation is subject to the prior approval of the Federal Reserve Board, as the regulator of bank
                                                 holding companies such as Norwest.  Federal Reserve
                                                 Board approval was received effective as of September
                                                 11, 1998.  Because First National Bank is a national
                                                 bank, the Consolidation is also subject to the prior
                                                 approval of the OCC, as the primary regulator of
                                                 national banks.  An application for approval is
                                                 pending with the OCC.

  TERMINATION OF THE REORGANIZATION
  Agreement (see page 31)......................  Norwest and First National Bank can mutually agree to terminate the Reorganization Agreement without
                                                 completing the Consolidation.  Also, either party can
                                                 terminate the Reorganization Agreement under the
                                                 following circumstances:

                                                 * if a court or other governmental authority
                                                   prohibits the Consolidation; or

                                                 * the Consolidation is not completed by December 31,
                                                   1998, unless the failure to complete the
                                                   Consolidation on or before that date is the fault of
                                                   the party seeking to terminate.

                                                 First National Bank can terminate the Reorganization

                                                 Agreement without completing the Consolidation under
                                                 certain circumstances based on the Norwest
                                                 Measurement Price.

  ACCOUNTING TREATMENT (SEE PAGE 28)...........  Norwest expects to account for the Consolidation under the purchase method of accounting.  Norwest
                                                 will record, at fair value, the acquired assets and
                                                 assumed liabilities of First National Bank.  To the
                                                 extent the total purchase price exceeds the fair
                                                 value of the assets acquired and liabilities assumed,
                                                 Norwest will record goodwill.  Norwest will include
                                                 in its consolidated results of operations the results
                                                 of First National Bank's operations after the
                                                 Consolidation is completed.

  APPRAISAL RIGHTS (SEE PAGE 23 AND
   APPENDIX B).................................  First National Bank shareholders who dissent from the
                                                 Consolidation are entitled to receive a cash payment
                                                 equal to the value of their shares of First National
                                                 Bank common stock.  To receive this cash payment,
                                                 dissenting shareholders must follow the procedures
                                                 outlined in Appendix B.  Failure to comply strictly
                                                 with these procedures will result in the forfeiture
                                                 of appraisal rights.

  U.S. FEDERAL INCOME TAX
  Consequences (see page 26)...................  The Consolidation has been structured so that First
                                                 National Bank shareholders generally will not
                                                 recognize any gain or loss for U.S. federal income
                                                 tax purposes as a result of the Consolidation (except
                                                 for cash received in lieu of fractional shares).  The
                                                 Consolidation is conditioned on the receipt by First
                                                 National Bank of a legal opinion to this effect.

                                                 THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN FIRST
                                                 NATIONAL BANK SHAREHOLDERS.  YOU SHOULD CONSULT YOUR
                                                 OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE
                                                 CONSOLIDATION'S TAX CONSEQUENCES.

  Market Information (see page 16).............  Norwest common stock is listed on the New York Stock
                                                 Exchange and the Chicago Stock Exchange under the
                                                 symbol NOB.  On June 10, 1998, the last full trading
                                                 day before First National Bank and Norwest signed the
                                                 Reorganization Agreement, Norwest common stock closed
                                                 at $36.25 per share.  On September 25, 1998, Norwest
                                                 common stock closed at $36.50 per share.

                                                 There is no public market for First National Bank
                                                 common stock.

                       COMPARATIVE PER COMMON SHARE DATA

  The following tables present selected comparative per common share data for Norwest common stock on a historical and pro forma combined basis and for First National Bank common stock on a historical and pro forma equivalent basis. The first table does not reflect the proposed merger between Norwest and Wells Fargo & Company. The second table does. See "Norwest-Wells Fargo Merger." Norwest will account for the Wells Fargo merger under the "pooling of interests" accounting method. This means that the historical information for Norwest in the second table reflects the combination of Norwest's and Wells Fargo's historical information for the periods presented.

  The information in the tables should be read with (a) the selected historical information (and related notes) for Norwest and First National Bank appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete financial statements of First National Bank appearing elsewhere in this Proxy Statement-Prospectus, (c) the complete financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus, and (d) the pro forma financial information for the Norwest-Wells Fargo merger contained in Norwest's quarterly report on Form 10-Q for the quarter ended June 30, 1998. See "WHERE YOU CAN FIND MORE INFORMATION." The information in the table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation become effective prior to the periods indicated.

  The pro forma information in both tables assumes that Norwest will exchange
2.44 shares of its common stock for each share of First National Bank common stock. This is the Exchange Ratio that would result if the Norwest Measurement Price is $35. See "THE REORGANIZATION AGREEMENT--Basic Plan of Reorganization." The pro forma information also assumes the Consolidation is accounted for using the purchase method of accounting. See "THE CONSOLIDATION--Accounting Treatment."

COMPARATIVE PER COMMON SHARE DATA--WITHOUT GIVING EFFECT TO WELLS FARGO MERGER


                                                                                             FIRST NATIONAL BANK
                                                   NORWEST COMMON STOCK                         COMMON STOCK
                                          ------------------------------------     -----------------------------------
                                                                  Pro Forma                               PRO FORMA
                                             HISTORICAL            Combined           HISTORICAL          EQUIVALENT
                                          ---------------     ----------------     --------------     ----------------
BOOK VALUE (1):
 June 30, 1998                                 $ 9.42                 9.42              35.48                22.98
 December 31, 1997                               9.01                 9.01              32.67                21.98

DIVIDENDS DECLARED (2):
 Six Months Ended June 30, 1998                 0.330                0.330                 --                0.805
 Year Ended December 31, 1997                   0.615                0.615              2.250                1.501

NET INCOME (3):
Basic:
 Six Months Ended June 30, 1998                  0.98                 0.98               2.83                 2.39
 Year Ended December 31, 1997                    1.78                 1.78               5.65                 4.34
DILUTED:
 Six Months Ended June 30, 1998                  0.96                 0.96               2.66                 2.34
 Year Ended December 31, 1997                    1.75                 1.75               5.65                 4.27


COMPARATIVE PER COMMON SHARE DATA--GIVING EFFECT TO WELLS FARGO MERGER


                                                                                             FIRST NATIONAL BANK
                                                   NORWEST COMMON STOCK                         COMMON STOCK
                                          ------------------------------------     -----------------------------------
                                                                  Pro Forma                               PRO FORMA
                                             HISTORICAL            Combined           HISTORICAL          EQUIVALENT
                                          ---------------     ----------------     --------------     ----------------
BOOK VALUE (1):
 June 30, 1998                                 $11.83                11.83              35.48                28.87
 December 31, 1997                              11.92                11.92              32.67                29.08

DIVIDENDS DECLARED (2):
 Six Months Ended June 30, 1998                 0.330                0.330                 --                0.805
 Year Ended December 31, 1997                   0.615                0.615              2.250                1.501

NET INCOME (3):
Basic:
 Six Months Ended June 30, 1998                  0.86                 0.86               2.83                 2.10
 Year Ended December 31, 1997                    1.51                 1.51               5.65                 3.68
DILUTED:
 Six Months Ended June 30, 1998                  0.85                 0.85               2.66                 2.07
 Year Ended December 31, 1997                    1.49                 1.49               5.65                 3.64


------

(1) The pro forma combined book value per share of Norwest common stock represents the historical total combined common stockholders' equity for Norwest and First National Bank divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of First National Bank common stock represents the pro forma combined book value per share of Norwest common stock multiplied by an assumed Exchange Ratio of 2.44.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of First National Bank common stock represent cash dividends declared per share of Norwest common stock multiplied by an assumed Exchange Ratio of 2.44.

(4) The pro forma combined net income per share of Norwest common stock (based on weighted average number of common and common equivalent shares) is the combined historical net income for Norwest and First National Bank divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of First National Bank common stock represents the pro forma combined net income per share multiplied by an assumed Exchange Ratio of 2.44.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The following selected financial information is to aid you in your analysis of the financial aspects of the Consolidation. The information for Norwest is derived from its historical financial statements (and related notes) contained in its annual reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this Proxy Statement-Prospectus. See "WHERE YOU
CAN FIND MORE INFORMATION."   The information for First National Bank is derived
from its historical financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus.

                      Norwest Corporation and Subsidiaries

                                  SIX MONTHS
                                ENDED JUNE 30                         YEARS ENDED DECEMBER 31
                             -------------------    --------------------------------------------------------
                               1998       1997        1997       1996        1995       1994         1993(1)
                             ---------  --------    --------     --------  --------     --------    --------
(In millions, except per
 share data)
INCOME STATEMENT DATA
   Interest income........   $ 3,569.1   3,268.9     6,697.4      6,318.3   5,717.3      4,393.7     3,946.3
   Interest expense.......     1,421.4   1,310.8     2,664.0      2,617.0   2,448.0      1,590.1     1,442.9
                             ---------  --------    --------     --------  --------     --------    --------
   Net interest income....     2,147.7   1,958.1     4,033.4      3,701.3   3,269.3      2,803.6     2,503.4
   Provision for credit          263.9     231.8       524.7        394.7     312.4        164.9       158.2
    losses................
   Non-interest income....     1,760.5   1,441.0     2,962.3      2,564.6   1,848.2      1,638.3     1,585.0
   Non-interest expenses..     2,534.5   2,161.2     4,421.3      4,089.7   3,382.3      3,096.4     3,050.4
                             ---------  --------    --------     --------  --------     --------    --------
   Income before income
    taxes.................     1,109.8   1,006.1     2,049.7      1,781.5   1,422.8      1,180.6       879.8
   Income tax expense.....       360.0     352.8       698.7        627.6     466.8        380.2       266.7
                             ---------  --------    --------     --------  --------     --------    --------
   Net income.............   $   749.8     653.3     1,351.0      1,153.9     956.0        800.4       613.1
                             =========  ========    ========     ========  ========     ========    ========

PER COMMON SHARE DATA
   Net income:
    Basic.................   $    0.98      0.86        1.78         1.55      1.39         1.23        0.95
    Diluted...............        0.96      0.85        1.75         1.54      1.36         1.20        0.93

   Dividends declared.....       0.330     0.300      0.6150       0.5250    0.4500       0.3825      0.3200

BALANCE SHEET DATA
   At period end:
    Total assets..........   $93,153.3  83,856.3    88,540.2     80,175.4  72,134.4     59,315.9    54,665.0
    Long-term debt........    12,315.6  12,043.7    12,766.7     13,082.2  13,676.8      9,186.3     6,850.9
    Total stockholders'
      equity..............     7,346.1   6,507.1     7,022.2      6,064.2   5,312.1      3,846.4     3,760.9

-------------
(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for Consolidation-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

                      FIRST NATIONAL BANK OF MISSOURI CITY


                                        Six Months Ended               YEARS ENDED
                                            JUNE 30                    DECEMBER 31
                                          1998     1997    1997    1996    1995    1994    1993
                                        --------  ------  ------  ------  ------  ------  ------
(In thousands, except per share data)
INCOME STATEMENT DATA
 Interest income......................   $ 3,694   3,402   7,029   6,596   6,118   5,151   4,602
 Interest expense.....................     1,196   1,093   2,213   2,012   1,868   1,202     983
                                         -------  ------  ------  ------  ------  ------  ------
  Net interest income.................     2,498   2,309   4,816   4,584   4,250   3,949   3,619
 Provision for losses on loans........        60      30      96      83     100      59       0
 Non-interest income..................       208     242     513     516     626     700     777
 Non-interest expenses................     1,373   1,335   2,640   2,450   2,490   2,366   2,291
                                         -------  ------  ------  ------  ------  ------  ------
  Income before income taxes..........     1,273   1,186   2,593   2,567   2,286   2,224   2,105
 Income tax expense...................       410     382     838     832     741     716     680
                                         -------  ------  ------  ------  ------  ------  ------
 Net income...........................   $   863     804   1,755   1,735   1,545   1,508   1,425
                                         =======  ======  ======  ======  ======  ======  ======

PER COMMON SHARE DATA
 Net income:
  Basic...............................     $2.83    2.64    5.76    5.48    4.91    4.85    4.58
  Diluted.............................      2.66    2.47    5.40    5.34    4.75    4.64    4.38
 Dividends declared...................         0       0    2.25    2.00    1.75    1.75    1.00

BALANCE SHEET DATA
 At period end:
  Total assets........................   $94,679  83,196  86,143  84,665  79,288  70,310  67,696
  Total liabilities...................    83,876  73,586  76,197  75,446  71,140  63,461  61,521
  Total stockholders' equity..........    10,803   9,610   9,946   9,219   8,148   6,849   6,175

SHARE PRICES AND DIVIDENDS FOR NORWEST COMMON STOCK


     The following table sets forth the high and low sales prices per share of the Norwest common stock, and the cash dividends paid on Norwest common stock, for the quarterly periods indicated. The prices for Norwest common stock are as reported on the New York Stock Exchange. There is no public market for First National Bank common stock.

                                                          NORWEST COMMON STOCK
                                                ---------------------------------------
                                                  HIGH            LOW         DIVIDENDS
                                                --------        -------       ---------
1995
First Quarter                                   $13.1250        11.3125        0.105
Second Quarter                                   14.6875        12.5625        0.105
Third Quarter                                    16.3750        13.4375        0.120
Fourth Quarter                                   17.3750        14.6250        0.120

1996
First Quarter                                    18.5625        15.2500        0.120
Second Quarter                                   18.7500        16.5000        0.135
Third Quarter                                    20.5000        16.0000        0.135
Fourth Quarter                                   23.4375        20.3750        0.135

1997
First Quarter                                    26.6250        21.3750        0.150
Second Quarter                                   29.6250        22.1875        0.150
Third Quarter                                    32.1563        28.1250        0.150
Fourth Quarter                                   39.5000        29.7500        0.165

1998
First Quarter                                    43.8750        34.7500        0.165
Second Quarter                                   43.7500        34.0000        0.165
Third Quarter                                    39.7500        27.5000        0.165
(through September 25, 1998)


                       NORWEST-WELLS FARGO CONSOLIDATION

         The following summarizes the proposed merger between Norwest and Wells Fargo & Company ("Wells Fargo"). The summary is qualified in its entirety by reference to Norwest's registration statement on Form S-4 (Registration No. 333-63247), which includes the joint proxy statement-prospectus of Norwest and Wells Fargo, and to Norwest's current reports on Form 8-K filed June 8, 1998, June 9, 1998, June 22, 1998, July 22, 1998 and August 5, 1998. The registration statement and the current reports are incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

AGREEMENT AND PLAN OF MERGER

         Norwest has entered into an Agreement and Plan of Merger dated June 7, 1998 with Wells Fargo & Company ("Wells Fargo") under which Wells Fargo will merge with a wholly-owned subsidiary of Norwest. The name of the combined company will be Wells Fargo & Company, and its headquarters will be San Francisco, California.

MANAGEMENT OF THE COMBINED COMPANY

  The board of directors of the combined company will initially be comprised of an equal number of Norwest and Wells Fargo directors. Paul Hazen, currently Chairman and Chief Executive Officer of Wells Fargo, will become Chairman of the combined company. Richard M. Kovacevich, currently Chairman and Chief Executive Officer of Norwest, will become President and Chief Executive Officer of the combined company.

OWNERSHIP OF THE COMBINED COMPANY

  In the proposed combination, Norwest will exchange 10 shares of its common stock for each share of Wells Fargo common stock. After the exchange, it is expected that Wells Fargo stockholders will own approximately 52.5% of the outstanding shares of the combined company.

STOCK OPTION AGREEMENTS

  As an inducement and condition to Wells Fargo's entering into the merger agreement, Norwest granted Wells Fargo an option to purchase approximately 19.9% of the outstanding shares of Norwest common stock. The option is exercisable only if certain events occur, including the acquisition by any person other than Wells Fargo of the beneficial ownership of 20% or more of the outstanding Norwest common stock. Certain business combinations involving Norwest will also cause the option to become exercisable.

  Wells Fargo has granted Norwest a substantially identical option to purchase approximately 19.9% of the outstanding Wells Fargo common stock.

CONDITIONS TO THE NORWEST-WELLS FARGO MERGER

  The Norwest-Wells Fargo merger is subject to a number of conditions, including the approval of the merger agreement by the stockholders of each company and the receipt of all required governmental approvals. There is no assurance that the Norwest-Wells Fargo merger will be completed.

SIGNIFICANT TRANSACTION

     The Wells Fargo merger, if completed, will be significant to the financial statements of Norwest.

                        SPECIAL MEETING OF SHAREHOLDERS

         First National Bank is sending you this Proxy Statement-Prospectus to provide you with information concerning the Consolidation and to solicit your proxy for use at the special meeting of shareholders. At the special meeting, shareholders of First National Bank will be asked to approve the Consolidation.

DATE, TIME AND PLACE OF SPECIAL MEETING

         The date, time and place of the special meeting are as follows:

                    FRIDAY, OCTOBER 30, 1998
                    9:00 A.M., LOCAL TIME
                    3660 HAMPTON DRIVE
                    Missouri City, Texas  77459

RECORD DATE

    First National Bank has established September 30, 1998 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

    On the record date, there were 304,449 shares of First National Bank common stock outstanding and entitled to vote at the special meeting. The holders of First National Bank common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the Consolidation requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of First National Bank common stock on the record date.

VOTING AGREEMENTS

    The following directors and other shareholders have entered into voting agreements with Norwest under which they have agreed to vote in favor of the Consolidation all shares of First National Bank beneficially owned by them at the record date. (Beneficial ownership, for this purpose, means having the power to vote or dispose of the shares in question, even if such power is shared.)

Directors                              Shares
---------                             -------

R. Fred Beeler                        61,034
Jot Hodges, Jr.                       33,168
Harold J. Mathis, Jr.                 12,675
Joseph M. Rice                        11,940

Others
------
Estate of Hampton C. Robinson, Jr.    66,461
Joe C. Wessendorff                    48,636
                                     -------
     TOTAL                           233,914
                                     =======

     PERCENTAGE OF OUTSTANDING          76.8%

      Because approval of the Consolidation requires the vote of at least two-thirds of the outstanding shares of First National Bank common stock, these shareholders can approve the Consolidation without the vote of any other shareholders.

VOTING AND REVOCATION OF PROXIES

      All shares of First National Bank common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. IF YOU SIGN AND RETURN A PROXY WITHOUT VOTING INSTRUCTIONS, AND DO NOT REVOKE THE PROXY, THE PROXY WILL BE VOTED FOR THE CONSOLIDATION.

      You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of First National Bank before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

      A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

  The proposal to approve the Consolidation must be approved by the holders of at least two-thirds of the outstanding shares of First National Bank common stock. Because approval of the Consolidation requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal will have the same effect as voting against the proposal.

SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers and employees of First National Bank may solicit proxies from First National Bank shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First National Bank will bear its own expenses in connection with any solicitation of proxies for the special meeting.

OTHER MATTERS

       If an insufficient number of votes for the Consolidation is received before the scheduled meeting date, Norwest and First National Bank may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Consolidation or contain no instructions will be voted for adjournment.

       First National Bank's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the Consolidation. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of First National Bank.

                               THE CONSOLIDATION

PURPOSE AND EFFECT OF THE CONSOLIDATION

     Norwest is using the Consolidation to acquire First National Bank. As a result of the Consolidation, First National Bank will become a wholly-owned subsidiary of Norwest and shareholders of First National Bank will receive shares of Norwest common stock for their shares of First National Bank common stock. Norwest will own all of the outstanding shares of First National Bank common stock. Shareholders of First National Bank will become stockholders of Norwest, and their rights will be governed by Norwest's restated certificate of incorporation and bylaws rather than First National Bank's articles of association and bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF FIRST NATIONAL BANK COMMON STOCK AND NORWEST COMMON STOCK."

BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

     During 1997 and 1998 First National Bank's board of directors monitored developments in bank acquisitions in Texas along with similar developments in the financial institutions industry generally. As a result of perceived improvements in the financial institutions acquisition market and the prospect of increased competition in Missouri City's market area, the board of directors decided to explore the possibility of a business combination with another financial institution.

     The board of directors authorized First National Bank's Chairman, Fred Beeler, to contact a list of possible acquirors to assess their level of interest in an acquisition. In February of 1998, a representative of Norwest visited First National Bank and expressed an interest in Norwest's acquiring First National Bank. Representatives of Norwest met again with First National Bank directors and certain principal shareholders in April 1998.

     As a result of these discussions, which included a purchase price and other terms, the board of directors decided to enter into a letter of intent with Norwest dated April 30, 1998. Pursuant to the letter of intent, Norwest commenced its due diligence investigation of First National Bank, and the parties began negotiating a definitive acquisition agreement. The Reorganization Agreement was approved by First National Bank's board of directors on June 4, 1998, and executed as of June 11, 1998.

     In reaching its determination to enter into the Reorganization Agreement, First National Bank's board of directors consulted with its legal, tax, and other advisors and considered a number of factors including, but not limited to, the following: (i) the price to be received by First National Bank shareholders, including how the price to be received related to prices received by other comparable banking organizations, (ii) the increased investment liquidity that the receipt of Norwest common stock would provide to First National Bank shareholders, (iii) the financial condition and future prospects of Norwest,
(iv) the prospects for First National Bank continuing to operate as an independent community banking organization, including the increasing competitive and regulatory burdens and technological challenges facing community banks, (v) the tax free nature of the exchange of First National Bank common stock for shares of Norwest common stock, (vi) the potential for increased dividends and
(vii) the non-economic terms of the Consolidation.

     In connection with its deliberations and discussions, First National Bank's board of directors did not assign any specific weights to these or any other factors.

     For the reasons set forth above, First National Bank's board of directors unanimously approved the Consolidation and recommends approval of the transaction by First National Bank shareholders.

ADDITIONAL INTERESTS OF FIRST NATIONAL BANK'S MANAGEMENT IN THE CONSOLIDATION


     In considering the recommendation of First National Bank's board of directors to approve the Consolidation, you should be aware that First National Bank directors and executive officers have interests in the Consolidation that are different from, or in addition to, the interests of First National Bank shareholders generally. First National Bank's board of directors was aware of these interests when it approved the Consolidation.

Employment Agreements. Messrs. Jeff Smith, Ken Hutto and Mark W. Brinker have entered into employment agreements with Norwest, pursuant to which each of them will be employed by Norwest for a one-year period following the Effective Date of the Consolidation. Mr. Smith will receive base annual compensation of $140,000, Mr. Hutto will receive base annual compensation of $116,700 and Mr. Brinker will receive base annual compensation of $98,000. Messrs. Smith, Hutto and Brinker will also be eligible for all benefits available to regular, full-time employees of Norwest and its affiliates. The employment agreements of Messrs. Smith and Hutto contain economic incentives to refrain from competing with Norwest for a period of one year after the terms of their respective employment agreements expire. Specifically, Mr. Smith will receive a total of $70,000, payable in two semiannual installments, and Mr. Hutto will receive a total of $58,350, also payable in two semiannual installments.

Indemnification and Insurance. Norwest has agreed to ensure that all rights to indemnification and all limitations of liability existing in favor of the present and former directors and officers of First National Bank with respect to all liabilities arising out of actions or omissions occurring prior to the Effective Date of the Consolidation shall survive the Consolidation and continue in full force and effect. Norwest has agreed for a period of three years after the Effective Date of the Consolidation to use its best efforts to maintain in effect First National Bank's current directors' and officers' liability insurance policies with respect to claims arising from facts or events which occurred before the Effective Date of the Consolidation.


APPRAISAL RIGHTS

     Under federal law, any shareholder of First National Bank who dissents from the Consolidation has the right to receive cash equal to the value of the shareholder's shares as measured on the Effective Date of the Consolidation. This right is subject to the following conditions: (a) the shareholder must vote against approval of the Consolidation at the special meeting or give notice in writing at or before the special meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (b) the shareholder must, within 30 days after the Effective Date of the Consolidation, make a written request for payment to the surviving bank; and (c) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder who votes against the Consolidation at the special meeting, or who gives notice in writing at or before the special meeting to the presiding officer that such shareholder dissents, will be notified in writing of Effective Date of the Consolidation. Failure to comply strictly with each of the foregoing conditions will result in the loss of appraisal rights.

     The value of the shares of any dissenting shareholder will be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the board of directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the OCC, who will cause a reappraisal to be made which will be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the Effective Date of the Consolidation, one or more of the appraisers is not selected for any reason, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the surviving bank. The value of the shares ascertained will be promptly paid to the dissenting shareholder by the surviving bank.

     The foregoing is a summary of Title 12, Section 215 of the United States Code. It is not a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached to this Proxy Statement-Prospectus as Appendix B. Any shareholder of First Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. APPRAISAL RIGHTS WILL BE FORFEITED IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT STRICTLY COMPLIED WITH.

     Attached to this Proxy Statement-Prospectus as Appendix C is a copy of Banking Circular 259 regarding the valuation methods used by the OCC to estimate the value of a bank's shares when the OCC is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized in Appendix
C. YOU SHOULD CONSIDER CAREFULLY THE INFORMATION IN BANKING CIRCULAR 259 BEFORE DECIDING WHETHER TO EXERCISE YOUR APPRAISAL RIGHTS.

EXCHANGE OF CERTIFICATES

     After completion of the Consolidation, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of First National Bank common stock a form of letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest common stock.

    FIRST NATIONAL BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest common stock after completion of the Consolidation will be paid to the holder of any certificates for shares of First National Bank common stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Norwest common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Norwest common stock in exchange for lost, stolen or destroyed certificates for First National Bank common stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

     After completion of the Consolidation, no transfers will be permitted on the books of First National Bank. If, after completion of the Consolidation, certificates for First National Bank common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest common stock.

     None of Norwest, First National Bank, the exchange agent or any other person will be liable to any former holder of First National Bank common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS

     The Consolidation is subject to the prior approval of the Federal Reserve Board. The approval of the Federal Reserve Board is required because Norwest is a bank holding company registered under the Bank Holding Company Act. Norwest has filed an application with the Federal Reserve Board requesting approval of the Consolidation. The Federal Reserve Board approved the application effective as of September 11, 1998.

     The Consolidation is also subject to the prior approval of the OCC. The approval of the OCC is required because the Consolidation involves national banks. Norwest has filed an application with the OCC requesting approval of the Consolidation. The application is pending as of the date of this Proxy Statement-Prospectus.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First National Bank shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Consolidation.

     Norwest and First National Bank are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Consolidation to become effective other than those described above. Norwest and First National Bank intend to seek any other approval and to take any other action that may be required to effect the Consolidation. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The Consolidation cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Consolidation if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION AGREEMENTConditions to the Completion of the Consolidation" and "Termination of the Reorganization Agreement."

EFFECT ON FIRST NATIONAL BANK'S EMPLOYEE BENEFIT PLANS

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of First National Bank will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of First National Bank will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Consolidation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION TO FIRST NATIONAL BANK SHAREHOLDERS

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. FIRST NATIONAL BANK SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CONSOLIDATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME OR OTHER TAX LAWS.

     Set forth below is a summary of the opinion provided by Bracewell & Patterson, L.L.P. concerning the material federal income tax consequences to holders of First National Bank common stock who dispose of their First National Bank common stock in the Consolidation. This discussion is primarily based on the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder.

     The following discussion is limited to the material federal income tax aspects of the Consolidation to a holder of First National Bank common stock who is a citizen or resident of the United States and who, on the date of disposition of his shares of First National Bank common stock, holds such shares as a capital asset. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations and tax payers subject to alternative minimum tax. Further, this discussion does not consider the state, local, or foreign tax consequences of the Consolidation to a holder of First National Bank common stock.

     First National Bank has been advised by its special counsel, Bracewell & Patterson, L.L.P., that based on the Code, judicial decisions, and certain factual assumptions, the Consolidation will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. The following is a summary of the federal income tax consequences set forth in the form of proposed legal opinion to be delivered by Bracewell & Patterson, L.L.P., a copy of which is included as an exhibit to the Registration Statement filed by Norwest. In rendering this opinion, Bracewell & Patterson, L.L.P. has assumed, among other matters, that no shareholder of First National Bank receiving Norwest common stock in the Consolidation has the intention, at the time of the Consolidation, of disposing of any Norwest common stock received or requesting registration of any shares except as permitted under the Reorganization Agreement or the agreement executed by the affiliates of First National Bank in favor of Norwest.

     The Consolidation should qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and, as such, will result in the following federal income tax consequences to holders of First National Bank common stock:

     1. No gain or loss will be realized by holders of First National Bank common stock to the extent they exchange their shares of First National Bank common stock for shares of Norwest common stock pursuant to the terms of the Consolidation.

     2. The aggregate basis of Norwest common stock received by each First National Bank shareholder in the Consolidation will be the same as the aggregate basis of the First National Bank common stock surrendered and exchanged therefor, decreased by the amount of cash received and increased by the amount of gain realized by the shareholder under the exchange.

     3. The holding period of Norwest common stock received by each First National Bank shareholder will include the period during which First National Bank common stock surrendered therefor was held, provided the First National Bank common stock is a capital asset in the hands of the First National Bank shareholder on the date of the exchange. The payment of cash in lieu of fractional shares of Norwest common stock will be treated as a sale or exchange of such fractional shares potentially eligible for capital gains treatment.

     4. Dissenting shareholders whose shares of First National Bank common stock are disposed of pursuant to the exercise of appraisal rights will realize gain or loss equal to the difference between the amount of cash received from the exercise of such dissenters rights and such dissenting shareholder's aggregate adjusted tax basis in the stock exchanged.

     5.   Unless an exemption applies, under the backup withholding rules of
          Section 3406 of the Code, an exchange agent shall be required to withhold, and will withhold, 31% of all cash payments to which a First National Bank shareholder is entitled pursuant to the Consolidation (unless such shareholder provides his taxpayer identification number-- social security number in the case of an individual, or Employer Identification Number in other cases) and certifies that such number is correct.

     Neither the foregoing discussion nor the opinion of Bracewell & Patterson, L.L.P. to First National Bank is binding on the Internal Revenue Service ("IRS") or the courts. AS SUCH, THE FOREGOING PRESENTS ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF FIRST NATIONAL BANK COMMON STOCK OF THE TRANSACTIONS CONTEMPLATED BY THE CONSOLIDATION. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES STEMMING FROM THE CONSOLIDATION THAT MAY AFFECT THE SHAREHOLDERS.

RESALE OF NORWEST COMMON STOCK

     The Norwest common stock issued in the Consolidation will be freely transferable under the Securities Act, except for shares issued to First National Bank shareholders who are considered to be "affiliates" of First National Bank or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of First National Bank may not sell the shares of Norwest common stock received in the Consolidation except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

     First National Bank has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be deemed to be an affiliate of First National Bank that the person will not sell, transfer or otherwise dispose of the shares of Norwest common stock to be received by the person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

     This Proxy Statement-Prospectus does not cover any resales of Norwest common stock received by affiliates of First National Bank.

STOCK EXCHANGE LISTING

     The shares of Norwest common stock to be issued in the Consolidation will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

ACCOUNTING TREATMENT

     Norwest will account for the Consolidation as a purchase. Norwest will record, at fair value, the acquired assets and assumed liabilities of First National Bank. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Norwest will record goodwill. Norwest will include in its results of operations the results of First National Bank's operations after the Consolidation.

  The unaudited pro forma data included in this Proxy Statement-Prospectus for the Consolidation have been prepared using the purchase method of accounting. See "SUMMARY--Comparative Per Common Share Data."

                          THE REORGANIZATION AGREEMENT

     The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this Proxy Statement-Prospectus.

     This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. First National Bank shareholders are encouraged to read the Reorganization Agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.


BASIC PLAN OF REORGANIZATION

     Structure. Norwest will acquire First National Bank pursuant to a consolidation of First National Bank with a newly-formed, wholly-owned subsidiary of Norwest. First National Bank will be the surviving company in the Consolidation. Norwest will exchange shares of Norwest common stock for all of the outstanding shares of First National Bank common stock, so that after the Consolidation First National Bank will be a wholly-owned subsidiary of Norwest. (paragraph 1(a))

  CONSIDERATION.

     Norwest common stock. As part of the Consolidation, each share of First National Bank common stock outstanding immediately before the Consolidation will be converted into and exchanged for the number of shares of Norwest common stock determined by dividing the Adjusted Norwest Shares by the number of shares of First National Bank common stock then outstanding. The number of Adjusted Norwest Shares will equal $26,000,000 divided by the Norwest Measurement Price. The Norwest Measurement Price will be the average of the closing prices of a share of Norwest common stock as reported on the New York Stock Exchange consolidated tape during the period of 20 consecutive trading days ending on the day immediately before the special meeting. (paragraph 1(a))

     THE PRICE OF NORWEST COMMON STOCK ON THE EFFECTIVE DATE OF THE CONSOLIDATION MAY BE HIGHER OR LOWER THAN THE NORWEST MEASUREMENT PRICE. NO ADJUSTMENT WILL BE MADE TO THE NUMBER OF SHARES OF NORWEST COMMON STOCK YOU WILL RECEIVE TO REFLECT FLUCTUATIONS IN THE PRICE OF NORWEST COMMON STOCK OCCURRING AFTER THE SPECIAL MEETING.

     Cash in Lieu of Fractional Shares. If the aggregate number of shares of Norwest common stock you will receive in the Consolidation does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest common stock multiplied by the average of the closing prices of a share of Norwest common stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before the special meeting. (paragraph 1(c))

     Completion of the Consolidation. Norwest and First National Bank expect the Consolidation to be completed promptly after approval of the Consolidation by First National Bank shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains various representations and warranties by Norwest and First National Bank as to, among other things, (a) their organization and legal authority to engage in their respective businesses,
(b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Consolidation, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Consolidation, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the Consolidation is completed).

CERTAIN COVENANTS

     The Reorganization Agreement contains various covenants and agreements that govern the actions of First National Bank and Norwest pending completion of the Consolidation. Some of the more important covenants are summarized below.

  CONDUCT OF BUSINESS.

     First National Bank. First National Bank has agreed to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, First National Bank is required to obtain the consent of Norwest before it makes any new loan or modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $100,000. The Reorganization Agreement places restrictions on the ability of First National Bank to take certain actions without Norwest's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of its capital stock, (c) issuing shares of its capital stock, (d) declaring dividends or purchasing its capital stock, (e) selling its assets and (f) raising the compensation of its officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

     Norwest. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

     Competing Transactions. First National Bank has agreed not to directly or indirectly solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of First National Bank (b) make a tender or exchange offer for any shares of its common stock or other equity security of First National Bank,
(c) purchase, lease or otherwise acquire the assets of First National Bank except in the ordinary course of business or (d) merge, consolidate or otherwise combine with First National Bank. First National Bank has also agreed to promptly inform Norwest if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

     Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest common stock to be issued in the Consolidation. In addition, First National Bank has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of First National Bank's business after the Consolidation and (b) use its best efforts to deliver to Norwest prior to completion of the Consolidation signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of First National Bank who may reasonably be deemed an "affiliate" of First National Bank within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m)) See "THE CONSOLIDATION-Resale of Norwest Common Stock."

CONDITIONS TO THE COMPLETION OF THE CONSOLIDATION

     Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Consolidation. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by First National Bank of a favorable tax opinion. (paragraphs 6 and 7) See "THE CONSOLIDATION--Material U.S. Federal Income Tax Consequences of the Consolidation to First National Bank Shareholders."

     The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on First National Bank. Some of the conditions to the Consolidation are subject to exceptions and/or a "materiality" standard. Certain conditions to the Consolidation may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

TERMINATION OF THE REORGANIZATION AGREEMENT


     Termination by Mutual Consent. Norwest and First National Bank can agree to terminate the Reorganization Agreement at any time before completion of the Consolidation. (paragraph 9(a)(i))

     Termination by Either Norwest or First National Bank. Either Norwest or First National Bank can terminate the Reorganization Agreement if any of the following occurs:

     * The Consolidation has not been completed by December 31, 1998 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Consolidation to occur on or before that date). (paragraph 9(a)(ii))

     * A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(iii))

     Termination by First National Bank. First National Bank can terminate the Reorganization Agreement, within five days after the end of the Index Measurement Period (defined below), if both of the following conditions are satisfied:

     (1)  the Norwest Measurement Price is less than $35; and

     (2) the number obtained by dividing the Norwest Measurement Price by the closing price of Norwest common stock on the trading day immediately preceding the date of the Reorganization Agreement is less than the number obtained by dividing the Final Index Price (defined below) by the Initial Index Price (defined below) and subtracting 15% from such quotient.

For purposes of this paragraph:

     (i) The "Company Market Capitalization" means (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of the Reorganization Agreement multiplied by (b) the number of shares of common stock of such company outstanding as of March 31, 1998 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between March 31, 1998 and the close of the trading day immediately preceding the date of the Reorganization Agreement).

     (ii) The "Index Group" means all of those companies listed below the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the special meeting of the shareholders of First National Bank held to vote on the Reorganization Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of the Reorganization Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of the Reorganization Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

       BB&T Corporation                        National City Corporation
       BancOne Corporation                     Nations Bank
       BankBoston Corporation                  Northern Trust Corporation
       Bank of New York Company, Inc.          PNC Financial Corporation
       Bankers Trust Corporation of New York   Republic Financial Corporation
       Chase Manhattan Corporation             Republic New York Corporation
       Citicorp                                Signet Banking Corporation
       Comerica, Inc.                          SouthTrust Corporation
       Crestar Financial Corporation           State Street Boston Corporation
       Fifth Third Bancorp                     Summit Bancorp
       First Union Corporation                 Suntrust Banks, Inc.
       Fleet Financial Group, Inc.             UnionBanCal Corp.
       Huntington Bancshares                   U.S. Bancorp
       KeyCorp                                 Wachovia Corporation
       Mellon Bank Corporation                 Wells Fargo & Co.*
       Mercantile Bancorp

       ------------
* Will be excluded from Index Group because of agreement to merge with Norwest.

(iii) The "Initial Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of the Reorganization Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

(iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

(v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

(vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

(vii)The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

EFFECT OF TERMINATION

     Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Consolidation continue in effect after termination of the Reorganization Agreement. (paragraph 9(b))

WAIVER AND AMENDMENT

     Either Norwest or First National Bank may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 16)

     Norwest and First National Bank can amend the Reorganization Agreement at any time before the Consolidation is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after First National Bank shareholders approve the Consolidation if the amendment would change in a manner adverse to First National Bank shareholders the consideration to be received by First National Bank shareholders in the Consolidation. (paragraph 17)

EXPENSES

     Norwest and First National Bank will each pay their own expenses in connection with the Consolidation, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

             COMPARISON OF RIGHTS OF HOLDERS OF FIRST NATIONAL BANK
                     COMMON STOCK AND NORWEST COMMON STOCK

     First National Bank currently is a national bank. The rights of First National Bank shareholders are governed by the National Bank Act and First National Bank's articles of association and bylaws. Norwest is incorporated under the laws the state of Delaware. The rights of Norwest stockholders are governed by the DGCL and Norwest's restated certificate of incorporation and bylaws. Upon completion of the Consolidation, First National Bank shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL and Norwest's governing documents.

     The following compares certain rights of the holders of First National Bank common stock to the rights of the holders of Norwest common stock. You can find additional information concerning the rights of Norwest stockholders in Norwest's restated certificate of incorporation and bylaws and in Norwest's current report on Form 8-K filed October 13, 1997. Norwest's current report on Form 8-K contains detailed information about Norwest common stock and the preferred stock purchase rights that accompany shares of Norwest common stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest common stock.

     To the extent that any information in the current report is inconsistent with the information below, you should rely on the information below, as it is as of a more recent date.

     Norwest's restated certificate of incorporation and its bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy Statement-Prospectus by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

CAPITAL STOCK

     Norwest. Norwest's restated certificate of incorporation currently authorizes the issuance of 2,000,000,000 shares of Norwest common stock, par value $1-2/3 per share, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At June 30, 1998, there were 760,262,978 shares of Norwest common stock outstanding, 1,048,362 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding. In connection with the Norwest-Wells Fargo Consolidation, Norwest's board of directors has recommended that Norwest's restated certificate of incorporation be amended to authorize a total of 4,000,000,000 shares of common stock. Norwest's stockholders are scheduled to vote on the amendment as part the vote on the Norwest-Wells Fargo Consolidation. See "NORWEST-WELLS FARGO CONSOLIDATION."

     First National Bank. First National Bank's articles of incorporation currently authorize the issuance of 325,000 shares of common stock, $5.00 par value. At June 30, 1998, there were 304,449 shares of First National Bank common stock outstanding.

RIGHTS PLAN

     Norwest. Each share of Norwest common stock (including shares that will be issued in the Consolidation) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of

Norwest common stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     First National Bank.  First National Bank has no comparable rights plan.

DIRECTORS

     Norwest. Norwest's bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 14. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on Norwest's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Norwest's restated certificate of incorporation does not currently permit cumulative voting in the election of directors. In connection with the Wells Fargo merger, Norwest will amend its bylaws to provide for a board of directors consisting of a maximum of 28 members.

     First National Bank. First National Bank's articles of association provide for a board of directors of not less than five nor more than 25 shareholders, each serving a term of one year or until his or her earlier death, resignation or removal. The exact number of directors is fixed from time to time by resolution of the board of directors or a majority of the shareholders, provided that the board of directors may not increase the number of directors to a number which (i) exceeds by more than two the number of directors last elected if such number was 15 or less and (ii) exceeds by more than four the number of directors last elected where such number was 16 or more. The number of directors of First National Bank is currently fixed at 12. The directors of First National Bank are elected by a majority of the votes of shares of First National Bank common stock, present in person or by proxy at the meeting at which shareholders are elected. Shareholders of First National Bank are entitled to cumulate their votes in the election of directors. Directors of First National Bank may be removed only by the OCC. Vacancies on First National Bank's board of directors may be filled by the affirmative vote of the majority of the remaining directors.

AMENDMENT OF CHARTER DOCUMENT AND BYLAWS

     Norwest. Norwest's restated certificate of incorporation may be amended only if the proposed amendment is approved by Norwest's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Norwest's bylaws may be amended by a majority of Norwest's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in Norwest's restated certificate of incorporation may be issued by Norwest's board of directors without amending Norwest's restated certificate of incorporation or otherwise obtaining the approval of Norwest's Stockholders.

     First National Bank. First National Bank's articles of association may be amended only if the proposed amendment is approved by First National Bank's board of directors and thereafter approved by the holders of a majority of the issued and outstanding First National Bank common stock. First National

Bank's bylaws may be amended by a majority of First National Bank's board of directors. Although First National Bank's articles of association provide for the issuance of shares of preferred stock entitled to receive dividend and liquidation preference over shares of common stock, First National Bank has no issued and outstanding preferred stock.

APPROVAL OF CONSOLIDATIONS AND ASSET SALES

     Norwest. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest common stock entitled to vote thereon is required to approve a Consolidation or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a Consolidation in which Norwest is the surviving corporation and (a) the agreement of Consolidation for the Consolidation does not amend in any respect Norwest's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the Consolidation is to be an identical outstanding or treasury share of Norwest after the Consolidation and (c) the number of shares of capital stock to be issued in the Consolidation (or to be issuable upon conversion of any convertible instruments to be issued in the Consolidation) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the Consolidation.

     First National Bank. The affirmative vote of two-thirds of the outstanding shares of First National Bank common stock is required to approve a merger or consolidation involving First National Bank or the sale of all or substantially all of First National Bank's assets.

PREEMPTIVE RIGHTS

     Norwest. Neither Norwest's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

     First National Bank. First National Bank's articles of association provide that in the event of any increase in the number of shares of First National Bank common stock by the sale of additional shares, each shareholder is entitled to subscribe for such additional shares in proportion to the number of shares owned by him or her at the time the increase is authorized by shareholders.

APPRAISAL RIGHTS

     Norwest. Section 262 of the DGCL provides for stockholder appraisal rights in connection with Consolidations and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of Consolidation or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest common stock will not have appraisal rights in connection with Consolidations and consolidations involving Norwest.

     First National Bank. The National Bank Act provides shareholders with dissenters' rights in connection with mergers and consolidations. For a specific discussion of the appraisal rights available to shareholders of First National Bank, see "The ConsolidationAppraisal Rights."

SPECIAL MEETINGS

     Norwest: Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Norwest's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Norwest's board of directors. Holders of Norwest common stock do not have the ability to call a special meeting of stockholders.

     First National Bank. The articles of association and bylaws of First National Bank provide that special meetings of shareholders may be called by the board of directors or three or more shareholders owning not less than 25% of the issued and outstanding First National Bank common stock.

DIRECTORS' DUTIES

     Norwest. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, , in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

     First National Bank. Although the National Bank Act does not specifically enumerate directors duties, judicial decisions concerning the issue have established that in performing their duties, national bank directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

ACTION WITHOUT A MEETING

     Norwest. As permitted by Section 228 of the DGCL and Norwest's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     First National Bank. First National Bank's articles of association and bylaws do not provide that written actions may be taken by directors or shareholders in lieu of a meeting.

LIMITATION OF DIRECTOR LIABILITY

     Norwest. Norwest's restated certificate of incorporation provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     First National Bank. First National Bank's articles of association do not eliminate or limit the liability of a director to First National Bank or its shareholders for monetary damages for breach of a director's fiduciary duty.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Norwest. Norwest's restated certificate of incorporation provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Norwest's board of directors. Norwest's restated certificate of incorporation also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Norwest's restated certificate of incorporation authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to Norwest's restated certificate of incorporation, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Norwest's restated certificate of incorporation or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     First National Bank. First National Bank's articles of association provide that First National Bank may indemnify any director, officer or employee of First National Bank and directors, officers and employees who are or were serving at the request by First National Bank as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, association, partnership, joint venture, trust, unincorporated organization, enterprise or any other form of entity or employee benefit plan to the fullest extent permitted by law and shall indemnify such persons as and to the extent required by law.

DIVIDENDS

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST."

     First National Bank. Under the National Bank Act, the prior approval of the OCC is required if the total of all dividends declared by First National Bank in any calendar year exceeds the total of First National Bank's net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus.

CORPORATE GOVERNANCE PROCEDURES; NOMINATION OF DIRECTORS

     Norwest. Norwest's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Norwest's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Norwest's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     First National Bank. First National Bank's articles of association provide that any nominations for director other than those made by or on behalf of the board of directors must be made in writing and delivered or mailed to the president of First National Bank and the OCC not less than 14 days nor more than 50 days prior to the meeting of shareholders called for the election of directors, provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nomination shall be delivered or mailed not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

                     INFORMATION ABOUT FIRST NATIONAL BANK

GENERAL

  First National Bank is a national banking association with one full-service office located in Missouri City, Texas. First National Bank provides a wide range of lending and deposit products to its commercial and consumer customers. First National Bank's primary market is the city of Missouri City, where it competes with a number of financial institutions, including other commercial banks, savings and loan associations, savings banks, mortgage companies, consumer finance companies, credit unions and insurance companies.

LEGAL PROCEEDINGS

  In the normal course of its business, First National Bank is from time to time involved in legal proceedings. First National Bank's management is not aware of any pending or threatened legal proceeding which, upon resolution, would have a material adverse effect on First National Bank's financial condition, results of operations, or cash flows.

MARKET PRICE AND DIVIDENDS

  There is no active trading market in First National Bank common stock. As of the record date for the special meeting, there were 304,449 shares of First National Bank common stock outstanding held by approximately 135 shareholders. First National Bank paid dividends on its common stock of $2.00 per share and $2.25 per share, respectively, in 1996 and 1997.

BENEFICIAL OWNERSHIP OF FIRST NATIONAL BANK COMMON STOCK BY FIRST NATIONAL BANK MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     Set forth below is certain information concerning the ownership of shares of First National Bank common stock as of June 30, 1998, by (1) each person known to First National Bank to be the beneficial owner of more than 5% of the issued and outstanding First National Bank common stock, (2) each director of First National Bank, and (3) other executive officers. Unless otherwise indicated, all shares are owned directly, and the owner has sole voting and investment power with respect thereto.

                                                Amount of
                                                Beneficial      Percent
Name and Address of Beneficial Owner            Ownership       of Class
------------------------------------            ----------      --------
R. Fred Beeler                                     61,034         20.05%
3943 Pleasant Valley
Missouri City, Texas 77459

James D. Condrey, D.D.S.                              200          0.07
3939 Pleasant Valley
Missouri City, Texas 77459

Frederick R. Grates                                   200          0.07
3902 East Creek Club Drive
Missouri City, Texas 77459

                                                Amount of
                                                Beneficial      Percent
Name and Address of Beneficial Owner            Ownership       of Class
------------------------------------            ----------      --------
W. K. Hardeman                                      1,400           .46
609 Denard Drive
Missouri City, Texas 77489

Jot Hodges, Jr.                                    33,168         10.89
3527 Thunderbird
Missouri City, Texas 77459

Ken Hutto                                           5,400          1.77
2950 Glenn Lakes Lane
Missouri City, Texas 77459

Harold J. Mathis, Jr.                              12,675(1)       4.16
502 Bayou Drive
Richmond, Texas 77469

William C. McCorkle                                   200          0.07
3002 Green Tree Court
Missouri City, Texas 77459

Joe Rice                                           11,940          3.92
2938 Lakeview Drive
Missouri City, Texas 77459

Estate of Hampton C. Robinson, Jr., M.D.           66,416         21.82
3711 San Felipe, #9E
Houston, Texas 77027

Jeff Smith                                          1,000           .33
13118 Frances St.
Stafford, Texas 77477

D. N. Streater, D.V.M.                                200          0.07
25 Burnham Circle
Sugar Land, Texas 77478

Joe C. Wessendorff                                 48,636         15.98
612 Morton St.
Richmond, Texas 77469

Other officers                                      6,374          2.09
                                                  -------         -----
Total                                             248,843         81.74%

(1) Includes 3,000 shares held of record by Central Gulf Marine, Inc., which is wholly owned by Mr. Mathis. Also includes 8,000 shares held of record by Mr. Mathis as custodian for his two minor children.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FIRST NATIONAL BANK'S FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

     The following is First National Bank's management's discussion and analysis of the significant factors affecting First National Bank's financial condition and results of operations. This discussion should be read in conjunction with First National Bank's audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

     First National Bank's earnings depend primarily on First National Bank's net interest income, which is the difference between the income earned on First National Bank's loans and investments and the interest paid on its deposits. Among the factors affecting net interest income are the type, volume and quality of First National Bank's assets; the type and volume of its deposits; and the relative sensitivity of First National Bank's interest-earning assets and its interest-bearing deposits to changes in interest rates. In addition, First National Bank's income is significantly affected by the fees it receives from other banking services, by its required provision for loan losses and by the level of its operating expenses. All aspects of First National Bank's operations are affected generally by market, economic and competitive conditions.

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

  FINANCIAL CONDITION

     At June 30, 1998, total assets were $94.7 million, an increase of $8.6 million or 10.0% from $86.1 million at December 31, 1997. This change was primarily due to increases in cash and cash equivalents, net loans and investment securities. At June 30, 1998, total liabilities were $83.9 million, an increase of $7.7 million or 10.1% from $76.2 million at December 31, 1997. The increase was primarily due to an increase in time and demand deposits. As of June 30, 1998, First National Bank remained in the "well-capitalized" category with the ratio of total capital to risk-weighted assets in excess of 18%.

  EARNINGS PERFORMANCE

     Net income for the six months ended June 30, 1998, was $863,000 compared with $804,000 for the same period in 1997. Net interest income totaled $2,498,000 through June 30, 1998, an increase of $189,000 over the same period last year. The increase in net interest income resulted from the overall growth in earning assets being greater than the growth in interest-bearing deposits. The net interest margin for the six month period ended June 30, 1998, was 5.95% as compared with 5.96% for the same period in 1997.

     First National Bank increased its provision for loan losses by $60,000 for the first six months of 1998, which was $30,000 more than the increase during the same period in 1997. Net loan recoveries for the first six months of 1998 have totaled $26,000, leaving a loan loss reserve of $526,000 or .82% of total loans as of June 30, 1998.

     Noninterest income for the first six months of 1998 decreased by $34,000 to $208,000 compared with the same period during 1997, primarily due to a decrease in fees and service charges. Fees and service charges are subject to fluctuation based on customer behavior. Noninterest expense for the first six months of 1998 increased $38,000 to $1,373,000, primarily due to an increase in employee compensation and benefits.

YEARS ENDED DECEMBER 31, 1997 AND 1996

  FINANCIAL CONDITION

                                                          December 31,
                                                  ---------------------------
                                                    1997               1996
                                                  --------           --------
                                                    (Dollars in thousands)
Interest-bearing deposits in financial             $ 4,800           $   400
 institutions
Investment securities                               15,104            20,362
Net loans                                           60,667            56,262
                                                   -------           -------
     Total earning assets                           80,571            77,024
Cash and due from banks                              3,339             5,555
Other assets                                         2,233             2,086
                                                   -------           -------
TOTAL ASSETS                                       $86,143           $84,665
                                                   =======           =======

Demand deposits                                    $17,895           $17,484
Time and savings deposits                           56,673            55,167
                                                   -------           -------
     Total deposits                                 74,568            72,651
Repurchase agreements                                    -             1,490
Other liabilities                                    1,629             1,305
                                                   -------           -------
     Total liabilities                              76,197            75,446
Equity                                               9,946             9,219
                                                   -------           -------
TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                           $86,143           $84,665
                                                   =======           =======

     Total assets increased $1.5 million during 1997 to $86.1 million, an increase of 1.7%. Earning assets increased $3.5 million during 1997, primarily due to an increase in real estate loans. Total deposits increased $1.9 million during 1997 to $74.6 million, primarily due to an increase in time deposits. Stockholders' equity increased $0.7 million after dividends declared of $685,000 and the purchase of $376,000 in treasury stock.

  EARNINGS PERFORMANCE

                                                    Years Ended December 31,
                                                  ---------------------------
                                                    1997               1996
                                                  --------           --------
                                                    (Dollars in thousands)
Net interest income                                 $4,816            $4,584
Provision for credit losses                             96                83
Noninterest income                                     513               516
Noninterest expense                                  2,640             2,450
Net income after taxes                               1,755             1,735
Return on average assets                              2.05%             2.19%
Return on average realized equity                    18.00%            19.00%
Equity to assets                                     11.60%            11.00%
Loan loss reserve to average loans                    0.75%             0.66%
Net interest margin                                   5.95%             6.19%
Loan-to-deposit ratio (average)                      79.96%            76.40%

  NET INTEREST INCOME

                                                        Years Ended December 31,
                                      --------------------------------------------------------------
                                               1997                                     1996
                                      -----------------------                 ----------------------
                                                           (Dollars in thousands)
                                      Avg.Bal.    Interest(1)        Rate      Avg.Bal.   Interest(1)       Rate
                                      ----------  -----------     ---------   ----------  -----------     ---------
Loans, including fees                 $   58,190       $5,784        9.94%    $   52,447     $5,271         10.05%
Investment securities                     18,419        1,123        6.10         18,078      1,115          6.17
Interest-bearing deposits                  2,237          122        5.45          2,362        124          5.25
Federal funds sold                             -            -           -          1,590         86          5.41
                                      ----------       ------                 ----------     ------
TOTAL EARNING ASSETS                  $   78,846       $7,029        8.92     $   74,477     $6,596          8.86
                                      ==========       ======                 ==========     ======
Savings                               $    4,940       $   99        2.00     $    5,246     $  108          2.06
NOW                                       10,757          175        1.63          9,728        159          1.63
Money market                               7,979          210        2.63          8,941        236          2.64
Time                                      32,305        1,686        5.22         29,311      1,508          5.14
                                      ----------       ------                 ----------     ------
     Total interest-bearing deposits      55,981        2,170        3.88         53,226      2,011          3.78
Repurchase agreements                        785           43        5.48              8          1          5.81
TOTAL INTEREST-BEARING                $   56,766       $2,213        3.90     $   53,234     $2.012          3.78
      LIABILITIES                     ==========       ======                 ==========     ======

Net interest income                                    $4,816                                $4,584
                                                       ======                                ======
Net interest spread                                                  5.02%                                     5.08%
Net interest margin                                                  5.95                                      6.19

------------
(1) Tax-exempt income was not significant and thus has not been presented on a tax-equivalent basis. Tax-exempt income of $172,000 and $164,000 was recognized during the years ended December 31, 1997 and 1996, respectively.

     Interest income increased $433,000 or 6.6% during 1997 to $7,029,000, primarily due to a $5.7 million increase in average loans. The yield on earning assets increased slightly from 8.86% to 8.92%. Interest expense increased $201,000 to $2,213,000 during 1997, primarily due to a $2.8 million increase in average interest-bearing deposits. The overall rate on interest-bearing liabilities increased from 3.78% to 3.90%.

     The interest rate spread between earning assets and interest-bearing liabilities decreased slightly from 5.08% to 5.02% during 1997. During the same period, net interest margin decreased from 6.19% to 5.95%.

Allowance for Credit Losses

     The allowance represents an amount which, in management's judgment, will be adequate to absorb all probable losses that can reasonably be anticipated based on current conditions. In determining the adequacy of the allowance, First National Bank evaluates the risk characteristics of the loan portfolio. This evaluation takes into consideration factors including, but not limited to, specific occurrences, general economic conditions, loan portfolio composition and historical experience. Net charge-offs were .01% of average loans on 1997 and .13% in 1996. An analysis of activity in the allowance for credit losses is as follows (in thousands):

                                            Years Ended December 31,
                                          ---------------------------
                                          1997                   1996
                                          ----                   ----
Balance at beginning of year              $350                   $334
Provision charged to operations             96                     83
Loans charged off                          (19)                   (89)
Loan recoveries                             13                     22
                                          ----                   ----
Balance at end of year                    $440                   $350
                                          ====                   ====


     Loans are placed on nonaccrual status when First National Bank believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. At December 31, 1997, nonaccrual loans amounted to $246,000 or 0.40% of loans outstanding, compared with $543,000 or 0.96% of loans outstanding at December 31, 1996. As of December 31, 1997 and 1996, the amounts of performing loans past due 30 days or more were $410,000 (0.67% of loans outstanding) and $536,000 (0.95% of loans outstanding), respectively.

  NONINTEREST INCOME

     Noninterest income decreased $3,000 or 0.58% for the year ended December 31, 1997. The following table summarizes noninterest income (in thousands):

                                            Years Ended December 31,
                                          ---------------------------
                                          1997                   1996
                                          ----                   ----
Service charges on deposit accounts       $382                   $396
Other noninterest income                   131                    120
                                          ----                   ----
                                          $513                   $516
                                          ====                   ====

  NONINTEREST EXPENSE

     Noninterest expense increased $190,000 or 7.76% for the year ended December 31, 1997. The following table summarizes noninterest expense (in thousands):

                                            Years Ended December 31,
                                          ---------------------------
                                          1997                   1996
                                          ----                   ----
Salaries and employee benefits          $1,557                $1,424
Net occupancy expenses                     312                    276
Outside service fees                       174                    179
Stationery, supplies, and printing          63                     65
Other                                      534                    506
                                        ------                 ------
                                        $2,640                 $2,450
                                        ======                 ======

  INCOME TAXES

     The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on income at December 31, 1997 and 1996 as follows (in thousands):

                                                  December 31,
                                          ---------------------------
                                          1997                   1996
                                          ----                   ----
Taxes calculated as statutory rate        $882                   $873
Increase (decrease) resulting from:
  Tax-exempt interest                      (52)                   (50)
  Other, net                                 8                      9
                                          ----                   ----
Total                                     $838                   $832
                                          ====                   ====

  REGULATORY CAPITAL REQUIREMENTS

     First National Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First National Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. First National Bank's capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weighting and other factors. Qualitative measures established by regulation to ensure capital adequacy require First National Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 to average assets as calculated under regulatory accounting practices.

     At June 30, 1998, First National Bank was "well-capitalized" as defined by regulations adopted by the federal bank regulatory agencies. To be categorized as "well-capitalized," a bank must maintain a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6%, and a leverage ratio of at least 5%, and is not subject to any order or written directive to maintain a specific capital level. As of June 30,1 998, First National Bank had total capital, Tier 1 capital, and leverage ratios of 11.50%, 18.0% and 18.7%, respectively, and was not subject to any order or written directive to maintain a specifica capital level.

  ASSET AND LIABILITY MANAGEMENT

     The goal of the asset and liability management process is to manage the structure of the balance sheet to provide the maximum level of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. First National Bank's asset and liability committee monitors policies governing investments, funding sources and overall interest sensitivity, risk and liquidity. These policies form the framework for management of the asset and liability process.

     Interest sensitivity risk is the risk that future changes in interest rates will reduce net interest income or the net market value of First National Bank's balance sheet. Market risk is the risk of loss from adverse changes in market prices and rates. First National Bank's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit-taking activities. Management monitors the interest sensitivity and market risks to assess that First National Bank is within acceptable limits.

  LIQUIDITY

     Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Interest-bearing deposits in financial institutions plus unpledged marketable securities as a percentage of total deposits were 22.29% and 23.70% as of December 31, 1997 and 1996, respectively.

     Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing deposit accounts in First National Bank's market area. First National Bank does not have and does not solicit brokered deposits. Repurchase agreements and short-term borrowing by First National Bank are additional sources of liquidity. These sources of liquidity are short-term in nature and can be used by First National Bank as necessary to fund asset growth and meet short-term liquidity needs. As of December 31, 1996, the Bank had $1,490,000 in repurchase agreements which were paid in 1997 from liquid assets. First National Bank had no borrowings as of June 30, 1998 and December 31, 1997, respectively.


YEAR 2000 COMPLIANCE

     First National Bank has formally initiated its Year 2000 project to insure that its operational and financial systems will not be adversely affected by Year 2000 problems. First National Bank has formed a Year 2000 project team and the board of directors and management are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology and non-informational technology systems) that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to First National Bank. The software for First National Bank's systems is provided through service bureaus and software vendors. First National Bank has contacted all of its third party vendors and software providers and is requiring them to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. The service bureau has asserted that it is Year 2000 compliant and pursuant to applicable regulatory guidelines First National Bank is currently testing its system to verify its assertion. First National Bank has also surveyed its largest dollar deposit and loan customers to determine their readiness for Year 2000.

     Management does not expect the costs of bringing First National Bank's systems into Year 2000 compliance will have a material adverse effect on First National Bank's financial conditions, results of operations or liquidity. As of June 30, 1998, First National Bank has not incurred any significant costs in relation to Year 2000. The largest potential risk to First National Bank concerning Year 2000 is the malfunction of its data processing system. In the event its data processing system does not function properly, First National Bank is prepared to perform functions manually. First National Bank believes it is in compliance wtih regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

                          CERTAIN REGULATORY AND OTHER
                      CONSIDERATIONS PERTAINING TO NORWEST

     Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

     As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest common stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

     Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

     Norwest's national banking subsidiaries are regulated by the OCC. Its state- chartered banking subsidiaries are regulated primarily by the FDIC or the Federal Reserve Board and applicable state banking agencies. Norwest's federally insured banking subsidiaries are also subject to regulation by the FDIC.

     Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

     Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate Consolidations in the state) or opt in early (thereby allowing interstate Consolidations prior to June 1, 1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

     Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

     Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

     Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

     If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

     The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

HOLDING COMPANY STRUCTURE

     Transfer of Funds from Banking Subsidiaries. Norwest's ""banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

     Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

     Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS""

     Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

     The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. The remainder (Tier 2 and Tier 3 capital) consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital (the sum of Tier 1, Tier 2 and Tier 3) to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. At June 30, 1998, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.64% and 8.84%, respectively.

     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. At June 30, 1998, Norwest's leverage ratio was 6.44%.

     The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

     Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

     Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

     Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios.

     As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

     Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

     Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it fails to meet any of the required minimums for an adequately capitalized institution; (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. At June 30, 1998, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

     A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

     The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of (a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     Under FDI Act regulations, a bank may not accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. Also, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At March 31, 1998, all of Norwest's subsidiary banks were well capitalized.

FDIC INSURANCE

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Norwest's depository institution subsidiaries up to prescribed per depositor limits. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.3 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the last savings and loan association ceases to exist.

FISCAL AND MONETARY POLICIES

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

     The financial services industry is highly competitive. Norwest's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of First National Bank as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     Stanley S. Stroup, Executive Vice President and General Counsel of Norwest, has rendered a legal opinion that the shares of Norwest common stock offered hereby, when issued in accordance with the

Reorganization Agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Norwest common stock and options to purchase additional shares of Norwest common stock. As of the date of this Proxy Statement-Prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Norwest common stock.

     The material U.S. Federal income tax consequences of the Consolidation to First National Bank's shareholders and certain other legal matters will be passed upon for First National Bank by Bracewell & Patterson, L.L.P., Houston, Texas.

                   INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1997. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. First National Bank shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                      WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest common stock to be issued to First National Bank shareholders in the Consolidation. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement- Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

          Some of the information you may want to consider in deciding how to vote on the Consolidation is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979.

     The Norwest documents that have been incorporated by reference consist of:


     * Norwest's annual report on Form 10-K for the year ended December 31, 1997;

     * Norwest's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     * Norwest's current reports on Form 8-K filed January 22, 1998, April 20, 1998, April 22, 1998, June 8, 1998, June 9, 1998, June 12, 1998,
          July 22, 1998 and August 5, 1998;

     * Norwest's registration statement on Form S-4 filed September 11, 1998 (Reg. No. 333-63247) containing the joint proxy statement-prospectus of Norwest and Wells Fargo.

     * Norwest's current report on Form 8-K filed October 13, 1997 containing a description of the Norwest common stock; and

     * Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 14, 1997, relating to preferred stock purchase rights attached to shares of Norwest common stock.

     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                                        Norwest Corporation
                                        Corporate Secretary
                                        Norwest Center
                                        Sixth and Marquette
                                        Minneapolis, MN 55479-1026
                                        (612) 667-8655

     TO ENSURE DELIVERY OF THE COPIES IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST SHOULD BE RECEIVED BY NORWEST BY OCTOBER 23, 1998.

--------------------------------------------------------------------------------
     IN DECIDING HOW TO VOTE ON THE CONSOLIDATION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. NEITHER NORWEST NOR FIRST NATIONAL BANK HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED SEPTEMBER 30, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING TO YOU OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE TO YOU OF SHARES OF NORWEST COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.
--------------------------------------------------------------------------------

FIRST NATIONAL BANK OF MISSOURI CITY


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                       PAGE
INDEPENDENT AUDITORS' REPORT                                                                           F-2

FINANCIAL STATEMENTS:

     Statements of Condition As of June 30, 1998 (Unaudited) and December 31, 1997 and 1996            F-3

     Statements of Earnings for the Six Months Ended June 30, 1998 (Unaudited) and June 30,
         1997 (Unaudited) and for the Years Ended December 31, 1997, 1996, and 1995                    F-4

     Statements of Stockholders' Equity for the Years Ended December 31, 1997, 1996 and
         1995 and for the Six Months ended June 30, 1998 (Unaudited)                                   F-5

     Statements of Cash Flows for Six Months Ended June 30, 1998 (Unaudited) and June 30,
         1997 (Unaudited) and for the Years Ended December 31, 1997, 1996 and 1995                     F-6

     Notes to Financial Statements                                                                     F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of First National Bank of Missouri City:

We have audited the accompanying statements of condition of First National Bank of Missouri City (the "Bank") as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of First National Bank of Missouri City as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Houston, Texas
January 16, 1998

FIRST NATIONAL BANK OF MISSOURI CITY

STATEMENTS OF CONDITION,
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                                              June 30,
                                                                                1998           December 31,
                                                                                       --------------------------
ASSETS                                                                        (Unaudited)     1997         1996
Cash and due from banks (Note 2)                                               $ 2,623      $ 3,339     $ 5,555
Interest-bearing deposits in financial institutions                             13,282        4,800         400
                                                                               -------      -------     -------
                Total cash and cash equivalents                                 15,905        8,139       5,955

Investment securities available for sale, at fair value (approximate cost of $8.9 million (unaudited), $10 million and $15.3 million for
   1998, 1997 and 1996, respectively) (Note 3)                                   8,789        9,928      15,199
Investment securities held to maturity, at cost (approximate fair value of $5.0 million (unaudited), $5.4 million and $5.3 million for 1998,
   1997 and 1996, respectively) (Note 3)                                         4,809        5,176       5,163

Loans (Notes 4 and 5)                                                           63,791       61,107      56,612
Less allowance for credit losses (Note 6)                                         (526)        (440)       (350)
                                                                               -------      -------     -------
                Net loans                                                       53,265       60,667      56,262

Bank premises and equipment, net (Note 7)                                        1,038        1,094       1,139
Real estate acquired by foreclosure                                                                          45
Accrued interest receivable                                                        467          473         486
Other assets                                                                       406          666         416
                                                                               -------      -------     -------
TOTAL                                                                          $94,679      $86,143     $84,665
                                                                               =======      =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits:
      Noninterest-bearing                                                      $21,402      $17,895     $17,484
      Interest-bearing (Note 8)                                                 61,723       56,673      55,167
                                                                               -------      -------     -------
                Total deposits                                                  83,125       74,568      72,651

   Repurchase agreements                                                                                  1,490
   Accrued interest payable                                                        464          466         423
   Deferred income taxes (Note 11)                                                  84           82          72
   Other liabilities                                                               203        1,081         810
                                                                               -------      -------     -------
                Total liabilities                                               83,876       76,197      75,446
                                                                               -------      -------     -------
COMMITMENTS AND CONTINGENCIES (Notes 10 and 14)

STOCKHOLDERS' EQUITY (Notes 12 and 15):
   Common stock, $5 par value; 325,000 shares authorized; 304,499,
      304,449 and 316,440 shares issued and outstanding in 1998
      (unaudited), 1997 and 1996, respectively                                   1,582        1,582       1,582
   Surplus                                                                       1,582        1,582       1,582
   Retained earnings                                                             8,058        7,195       6,125
   Treasury stock, at cost (11,991 shares at June 30, 1998 (unaudited) and
      December 31, 1997)                                                          (376)        (376)
   Unrealized loss on available-for-sale investment securities, net of tax         (43)         (37)        (70)
                                                                               -------      -------     -------
                Total stockholders' equity                                      10,803        9,946       9,219
                                                                               -------      -------     -------
TOTAL                                                                          $94,679      $86,143     $84,665
                                                                               =======      =======     =======

See notes to financial statements.

FIRST NATIONAL BANK OF MISSOURI CITY

STATEMENTS OF EARNINGS
(Dollars in Thousands)
--------------------------------------------------------------------------------


                                                         Six Months Ended
                                                             June 30,                       Year Ended December 31,
                                                     -----------------------      -----------------------------------------
                                                       1998          1997             1997            1996           1995
                                                          (Unaudited)
INTEREST INCOME:
   Loans, including fees                             $ 3,034       $ 2,753          $ 5,784         $ 5,271        $ 4,978
   Investment securities                                 444           633            1,123           1,115            901
   Deposits in financial institutions                    216            16              122             124            177
   Federal funds sold                                                                                    86             62
                                                     -------        ------          -------         -------        -------
                Total interest income                  3,694         3,402            7,029           6,596          6,118
                                                                                                                     1,868
INTEREST EXPENSE - Interest-bearing deposits           1,196         1,093            2,213           2,012          2,012
                                                     -------        ------          -------         -------        -------

NET INTEREST INCOME                                    2,498         2,309            4,816           4,584          4,250

PROVISION FOR CREDIT LOSSES (Note 6)                      60            30               96              83            100
                                                     -------        ------          -------         -------        -------

NET INTEREST INCOME AFTER PROVISION FOR
   CREDIT LOSSES                                       2,438         2,279            4,720           4,501          4,150
                                                     -------        ------          -------         -------        -------

NONINTEREST INCOME:
   Service charges on deposit accounts                   165           192              382             396            473
   Other                                                  43            50              131             120            153
                                                     -------        ------          -------         -------        -------

                Total noninterest income                 208           242              513             516            626
                                                     -------        ------          -------         -------        -------

NONINTEREST EXPENSES:
   Salaries and employee benefits                        827           765            1,557           1,424          1,384
   Net occupancy expense                                 134           171              312             276            260
   Outside service fees                                  105            85              174             179            179
   Stationery, supplies, and printing                     24            35               63              65             65
   Other                                                 283           279              534             506            602
                                                     -------        ------          -------         -------        -------

                Total noninterest expenses             1,373         1,335            2,640           2,450          2,490
                                                     -------        ------          -------         -------        -------

EARNINGS BEFORE INCOME TAXES                           1,273         1,186            2,593           2,567          2,286

PROVISION FOR INCOME TAXES (Note 11)                     410           382              838             832            741
                                                     -------        ------          -------         -------        -------

NET EARNINGS                                         $   863        $  804          $ 1,755         $ 1,735        $ 1,545
                                                     =======        ======          =======         =======        =======


See notes to financial statements.

FIRST NATIONAL BANK OF MISSOURI CITY

STATEMENTS OF STOCKHOLDERS' EQUITY
(Dollars in Thousands, Except per Share Data)
--------------------------------------------------------------------------------


                                                                                        Accumulated Other
                                                                                          Comprehensive
                                                                                         Income-Unrealized
                                                                                         Gain (Loss) on
                                                                                        Available-for-Sale
                                                                                           Investment                     Total
                                                           Common             Retained     Securities,      Treasury  Stockholders'
                                                            Stock    Surplus  Earnings     Net of Tax        Stock       Equity

BALANCE AT JANUARY 1, 1995                                 $ 1,560   $ 1,517  $ 4,068        $ (296)        $           $ 6,849

   Net earnings                                                                 1,545                                     1,545

   Dividends declared ($1.75 share)                                              (550)                                     (550)

   Stock options exercised (Note 12)                            12        13                                                 25

   Change in unrealized gain (loss) on available-
      for-sale investment securities, net of tax                                                279                         279
                                                           -------   -------  -------        ------         -------     -------

BALANCE AT DECEMBER 31, 1995                                 1,572     1,530    5,063           (17)                      8,148

   Net earnings                                                                 1,735                                     1,735

   Dividends declared ($2.00 per share)                                          (633)                                     (633)

   Capital transfer                                                       40      (40)

   Stock options exercised (Note 12)                            10        12                                                 22

   Change in unrealized gain (loss) on available-
      for-sale investment securities, net of tax                                                (53)                        (53)
                                                           -------   -------  -------        ------         -------     -------

BALANCE AT DECEMBER 31, 1996                                 1,582     1,582    6,125           (70)                      9,219

   Net earnings                                                                 1,755                                     1,755

   Dividends declared ($2.25 per share)                                          (685)                                     (685)

   Purchase of treasury stock                                                                               $ (376)        (376)

   Change in unrealized gain (loss) on available-for-sale
      investment securities, net of tax                                                          33                          33
                                                           -------   -------  -------        ------         -------     -------

BALANCE AT DECEMBER 31, 1997                                 1,582     1,582    7,195           (37)          (376)       9,946

   Net earnings (unaudited)                                                       863                                       863

   Change in unrealized gain (loss on available-for-sale
      investment securities, net of tax (unaudited)                                              (6)                         (6)
                                                           -------   -------  -------        ------         -------     -------

BALANCE AT JUNE 30, 1998 (UNAUDITED)                       $ 1,582   $ 1,582  $ 8,058         $ (43)        $ (376)   $  10,803
                                                           =======   =======  =======        ======         =======     =======


See notes to financial statements.

FIRST NATIONAL BANK OF MISSOURI CITY

STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
--------------------------------------------------------------------------------


                                                                         Six Months Ended
                                                                             June 30,                   Year Ended December 31,
                                                                     --------------------------    --------------------------------
                                                                         1998           1997       1997        1996           1995
                                                                             (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

   Net earnings                                                          $ 863          $ 804    $ 1,755      $ 1,735       $ 1,545
                                                                        ------          -----    -------      -------       -------
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Amortization and (accretion) of premiums and discounts on
         investment securities, net                                         (7)            (4)        (2)         (19)            2
      Provision for credit losses                                           60             30         96           83           100
      Provision for real estate losses                                                      5          5
      Gain on sale of securities available for sale                                                   (4)
      Gain on sale of real estate acquired by foreclosure                                                                       (30)

      Depreciation                                                          76             61        144          147           139
      (Increase) decrease in accrued interest receivable                     6             19         13          (65)          (72)

      (Increase) decrease in other assets                                    2             12         10            8           (36)

      Increase (decrease) in accrued interest payable                       (2)           (53)        43          (22)           227

      Increase (decrease) in deferred taxes                                  2            (28)        10          (47)          (19)

      Increase  (decrease) in other liabilities                           (193)           (15)       271           12            (2)
                                                                        ------          -----    -------      -------       -------

                Total adjustments                                          (56)            27        586           97           309
                                                                        ------          -----    -------      -------       -------

                Net cash provided by operating activities                  807            831      2,341        1,832         1,854
                                                                        ------          -----    -------      -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities and calls of investment securities           1,200            800      1,300                        775
   Proceeds from principal paydown of investment securities                307            298        567          871
   Purchase of investment securities                                                                (295)      (6,535)       (2,119)

   Proceeds from sale of investment securities available for sale                                  3,741
   Net loan originations                                                (2,658)        (2,434)    (4,501)      (4,724)       (3,241)

   Proceeds from sale of real estate required by foreclosure and
      repossessed assets                                                                   40         40                        398
   Proceeds from sale of bank premises and equipment                                        9          9
   (Purchase) sale of bank premises and equipment                          (20)           (43)      (108)         (26)         (126)

   (Purchase) sale of Federal Reserve Bank and Federal Home
      Loan Bank stock                                                      258           (261)      (276)         (29)          (25)
                                                                         ------          -----    -------      -------       -------


                Net cash provided by (used in) investing activities       (913)        (1,591)       477      (10,443)       (4,338)
                                                                        ------          -----    -------      -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in repurchase agreements                                        10     (1,490)       1,490
   Net increase (decrease) in deposit accounts                           8,557         (1,141)     1,917        2,790         7,331
   Stock options exercised                                                                                         22            25
   Dividends paid                                                         (685)          (633)      (685)        (550)         (546)

   Purchase of treasury stock                                                            (376)      (376)
                                                                        ------          -----    -------      -------       -------

                Net cash (used in) provided by financing activities      7,872         (2,140)      (634)       3,752         6,810
                                                                        ------          -----    -------      -------       -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     7,766         (2,900)     2,184       (4,859)        4,326

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           8,139          5,955      5,955       10,814         6,488
                                                                        ------          -----    -------      -------       -------

CASH AND CASH EQUIVALENTS, END OF PERIOD                              $ 15,905        $ 3,055    $ 8,139      $ 5,955      $ 10,814
                                                                      ========        =======    =======      =======      ========


See notes to financial statements.

FIRST NATIONAL BANK OF MISSOURI CITY

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

1. REPORTING AND ACCOUNTING POLICIES

   NATURE OF OPERATIONS - First National Bank of Missouri City (the "Bank") is a bank located in Missouri City, Texas, that provides retail and commercial banking services. The Bank provides a broad line of financial products and services for small- to medium-sized businesses and consumers.

   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES - The accounting and reporting policies of the Bank conform to generally accepted accounting principles ("GAAP") and the prevailing practices within the banking industry. A summary of significant accounting and reporting policies follows.

   INTERIM FINANCIAL INFORMATION - Financial information as of June 30, 1998 and for the six months ended June 30, 1998 and June 30, 1997, included herein, is unaudited. Such information includes all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the financial information in the interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results for the full fiscal year.

   USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   INVESTMENT SECURITIES - Investment securities held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Bank has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), securities may be sold or transferred to another portfolio.

   Investment securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax, as a separate component of stockholders' equity, until realized. Securities within the available-for-sale portfolio may be used as part of the Bank's asset/liability strategy and may be sold in response to changes in interest-rate risk, prepayment risk, or other similar economic factors.

   Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on the sales of these assets.

   LOANS - Loans are stated at the principal amounts outstanding, net of unearned discounts and fees. Unearned discount relates principally to consumer installment loans. The related-interest income for installment loans is recognized principally by the "sum-of-the-months' digits" method, which records interest in proportion to the declining outstanding balances of the loans. This method approximates the interest method. For other loans, such income is recognized using the simple interest method.

   Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." SFAS No. 114 applies to all impaired loans, with the exception of groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. A loan is defined as impaired by SFAS No. 114 if, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both interest and principal, according to the contractual terms of the loan agreement. Specifically, SFAS No. 114 requires that the fair value of impaired loans be determined based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Prior to the adoption of SFAS No. 114, the Bank's methodology for determining the adequacy of the allowance for credit losses did not incorporate the concept of the time value of money and the expected future interest cash flow.

   As permitted by SFAS No. 118, interest revenue received on impaired loans continues to be either applied against principal or realized as interest revenue, according to management's judgment as to the collectibility of principal.

   NONPERFORMING AND PAST-DUE LOANS - Included in the nonperforming loan category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

   When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is put on nonaccrual status, interest accrued prior to a judgment of uncollectibility during the current year is charged to operations. Interest accrued during prior periods and deemed uncollectible is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

   ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that a loss is probable. Recoveries are credited to the allowance at the time of recovery.

   Prior to the beginning of each year, and monthly during the year, management estimates the likely level of future losses to determine whether the allowance for credit losses is adequate to absorb probable losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

   Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying values of these assets due to economic, operating, or other conditions beyond the Bank's control.

   It should be understood that estimates of credit losses involve an exercise of judgment. While it is reasonably possible that the Bank may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the statements of condition is adequate to absorb probable losses that exist in the current loan portfolio.

   BANK PREMISES AND EQUIPMENT - Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets.

   REAL ESTATE ACQUIRED BY FORECLOSURE - The Bank records real estate acquired by foreclosure at fair value, less estimated costs to sell at the time of foreclosure. Subsequent to foreclosure, real estate acquired by foreclosure is carried at the lower of its fair value, less estimated costs to sell, or its cost. Any adjustments to reflect declines in value below the recorded amounts are recognized as a valuation allowance. Increases or decreases in the valuation allowance are charged or credited to income. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, are included as noninterest expenses in the statements of earnings.

   FEDERAL INCOME TAXES - Deferred income taxes are accounted for by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in enacted tax laws or rates.

   Realization of net deferred tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax assets will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

   STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits in financial institutions. Generally, federal funds sold are invested for one-day periods.

   RECENTLY ISSUED ACCOUNTING STANDARDS - In March 1995 the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for recognizing and measuring impairment of long-lived assets to be held and used and for such assets held for disposal. Implementation of this pronouncement during the year ended December 31, 1996 had no materially adverse effect on the Bank's financial statements.

   SFAS No. 130, "Reporting Comprehensive Income," requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of operations, (2) the statement of stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income comprises net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. The Bank adopted SFAS No. 130 effective January 1, 1998.

2. CASH AND DUE FROM BANKS

   The Bank is required by the Federal Reserve Bank to maintain average reserve balances. "Cash and due from banks" in the statements of condition included amounts so restricted of $0 and approximately $299,000 at December 31, 1997 and 1996, respectively.

3. INVESTMENT SECURITIES

   The amortized cost and estimated market value of investments in debt securities are as follows (in thousands):

                                                  December 31, 1997
                            ------------------------------------------------------------
                                                Gross           Gross        Approximate
                             Amortized       Unrealized      Unrealized         Market      Carrying
                               Cost             Gains          Losses           Value        Value

AVAILABLE FOR SALE:
U.S. Treasury notes          $ 2,046            $ 30                           $ 2,076      $ 2,076
Obligation of U.S. agency      3,778               9                             3,787        3,787
Mortgage-backed securities     4,160                            $ 95             4,065        4,065
                             -------            ----            ----           -------      -------

Total                        $ 9,984            $ 39            $ 95           $ 9,928      $ 9,928
                             =======            ====            ====           =======      =======


                                                  December 31, 1997
                            ------------------------------------------------------------
                                                Gross           Gross        Approximate
                             Amortized       Unrealized      Unrealized         Market      Carrying
                               Cost             Gains          Losses           Value        Value

HELD TO MATURITY:
Municipal bonds              $ 3,525            $ 94             $ 6           $ 3,613      $ 3,525
Mortgage-backed securities     1,651              95                             1,746        1,651
                             -------           -----             ---           -------      -------

Total                        $ 5,176           $ 189             $ 6           $ 5,359      $ 5,176
                             =======           =====             ===           =======      =======



                                                  December 31, 1996
                            ------------------------------------------------------------
                                                Gross           Gross        Approximate
                             Amortized       Unrealized      Unrealized         Market      Carrying
                               Cost             Gains          Losses           Value        Value

AVAILABLE FOR SALE:
U.S. Treasury notes          $ 2,870            $ 37                           $ 2,907      $ 2,907
Obligation of U.S. agency      6,255              10            $ 24             6,241        6,241
Mortgage-backed securities     6,180               1             130             6,051        6,051
                            --------            ----           -----          --------     --------

Total                       $ 15,305            $ 48           $ 154          $ 15,199     $ 15,199
                            ========            ====           =====          ========     ========


                                                  December 31, 1996
                            ------------------------------------------------------------
                                                Gross           Gross        Approximate
                             Amortized       Unrealized      Unrealized         Market      Carrying
                               Cost             Gains          Losses           Value        Value

HELD TO MATURITY:
Municipal bonds              $ 3,214            $ 79             $ 7           $ 3,286      $ 3,214
Mortgage-backed securities     1,949             109                             2,058        1,949
                             -------           -----             ---           -------      -------

Total                        $ 5,163           $ 188             $ 7           $ 5,344      $ 5,163
                             =======           =====             ===           =======      =======


   The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                Approximate
                                                 Amortized         Market
                                                   Cost            Value

     AVAILABLE FOR SALE:
     Due less than one year
     Due after one year through five years        $ 4,833         $ 4,861
     Due after five years through ten years           991           1,002
     Mortgage-backed securities                     4,160           4,065
                                                    -----           -----

     Total                                        $ 9,984         $ 9,928
                                                  =======         =======

                                                                Approximate
                                                 Amortized         Market
                                                   Cost            Value

     HELD TO MATURITY:
     Due after one year through five years        $ 1,098         $ 1,107
     Due after five years through ten years         1,705           1,736
     Due after ten years                              721             770
     Mortgage-backed securities                     1,652           1,746
                                                    -----           -----

     Total                                        $ 5,176         $ 5,359
                                                  =======         =======


   During 1997, two available-for-sale securities were sold and there were no sales of held-to-maturity securities. During 1996, there were no sales of available-for-sale or held-to-maturity investments.

   The Bank does not own any investment securities of any one issuer of which par or face value exceeds 10% of stockholders' equity at December 31, 1997. Investment securities with carrying amounts of $.7 million at December 31, 1997 and 1996 were pledged to secure public deposits and for other purposes required by law.

4. LOANS

   The loan portfolio consists of various types of loans made principally to borrowers located in Fort Bend County and Harris County, Texas, and is classified by major type of loans as follows (in thousands):

                                          December 31,
                                  ----------------------------
                                    1997               1996

     Commercial                    $ 17,501          $ 18,178
     Real estate - mortgage          41,797            35,705
     Real estate - construction       1,799             2,595
     Installment                         10               142
                                  ---------          ---------

     Total                           61,107            56,620

     Less unearned discounts                                8
                                  ---------          ---------

     Loans, net                    $ 61,107          $ 56,612
                                  =========          =========

   As discussed in Note 1, the Bank adopted SFAS No. 114 and No. 118 effective January 1, 1995. Adoption of these statements had no impact on the Bank's financial statements including the level of the allowance for credit losses. Instead, it resulted only in a reallocation of the existing allowance for credit losses.

   At December 31, 1997 and 1996, the recorded investments in impaired loans under SFAS No. 114 were $246,000 and $543,000, respectively.

   At December 31, 1997, no SFAS No. 114 reserve was required for $240,000 of the recorded investment in impaired loans since previously taken charge-offs and interest applied to principal had reduced the recorded-investment values to amounts less than the calculated values. The remaining $6,000 of impaired loans required an SFAS No. 114 allowance for credit losses of $1,000.

   At December 31, 1996, no SFAS No. 114 reserve was required for $521,000 of the recorded investment in impaired loans since previously taken charge-offs and interest applied to principal had reduced the recorded-investment values to amounts less than the calculated values. The remaining $22,000 of impaired loans required an SFAS No. 114 allowance for credit losses of $11,000.

   The average recorded investments in impaired loans for the years ended December 31, 1997 and 1996 were $626,000 and $531,000, respectively. The Bank recognized interest revenue on these impaired loans of $21,000 and $26,000 in 1997 and 1996, respectively.

   Approximate final loan maturities and rate sensitivity of the loan portfolio, excluding installments and before unearned discounts at December 31, 1997, were as follows (in thousands):





                                    WITHIN      ONE -      AFTER FIVE
                                   ONE YEAR   FIVE YEARS      YEARS       TOTAL

Commercial                         $ 5,654     $ 7,920       $ 3,927    $ 17,501
Real estate - mortgage               1,006       7,418        33,373      41,797
Real estate - construction             561                     1,238       1,799
                                   -------    --------      --------    --------

Total                              $ 7,221    $ 15,338      $ 38,538    $ 61,097
                                   =======    ========      ========    ========

Loans at fixed interest rates                 $ 10,123       $ 4,078
Loans at variable interest rates                 5,215        34,460
                                                ------        ------

Total                                         $ 15,338      $ 38,538
                                              ========      ========

   Loans outstanding to directors, executive officers, and their affiliates as of December 31, 1997 and 1996 were approximately $1.2 million and $1.3 million, respectively. In the opinion of management, all transactions entered into between the Bank and such related parties have been and are made on the same terms and conditions as similar transactions with unaffiliated persons in the ordinary course of business.

   An analysis of activity with respect to these related-party loans is as follows (in thousands):


                                                Year Ended
                                                December 31,
                                   -------------------------------------
                                     1997           1996          1995

     Balance at beginning of year  $ 1,265         $ 1,319      $ 1,051
     New loans                         123             144          449
     Repayments                       (209)           (198)        (181)
                                   -------         -------      -------

     Balance at end of year        $ 1,179         $ 1,265      $ 1,319
                                   =======         =======      =======


5. NONPERFORMING LOANS

   The following table presents information relating to nonperforming loans (in thousands):

                                            Year Ended
                                            December 31,
                               -----------------------------------
                                1997           1996          1995

     Nonaccrual loans          $ 246          $ 543         $ 525
                               -----          -----         -----

     Total                     $ 246          $ 543         $ 525
                               =====          =====         =====


   As of December 31, 1997 and 1996, the amounts of performing loans past due 30 days or more were $410,000 and $536,000, respectively.

   With respect to the above nonperforming loans, the following table presents interest income actually earned and additional interest income that would have been earned under the original terms of the loans (in thousands):



                                              Year Ended
                                              December 31,
                                 ----------------------------------
                                 1997          1996            1995

          Nonaccrual loans:
             Income earned       $ 21          $ 26            $ 40
             Forgone income        24            29              20


6. ALLOWANCE FOR CREDIT LOSSES

   An analysis of activity in the allowance for credit losses is as follows (in thousands):

                                                  Year Ended
                                                 December 31,
                                   ------------------------------------------
                                     1997            1996              1995

Balance at beginning of year        $ 350            $ 334            $ 395
Provision charged to operations        96               83              100
Loans charged off                     (19)             (89)             (77)
Loan recoveries                        13               22               11
                                    -----            -----            -----

Balance at end of year              $ 440            $ 350            $ 334
                                    =====            =====            =====

7. BANK PREMISES AND EQUIPMENT

   Bank premises and equipment are summarized below (in thousands):


                                                     December 31,
                                             -------------------------
                                             1997                 1996

     Land and land improvements            $   277             $   277
     Building                                1,104               1,107
     Furniture, fixtures, and equipment        350                 427
     Auto                                       27                  24
                                           -------             -------

     Total                                   1,758               1,835

     Less accumulated depreciation            (664)               (696)
                                           -------             -------

     Total                                 $ 1,094             $ 1,139
                                           =======             =======


8. DEPOSITS

   Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1997 and 1996 are as follows (in thousands):

                                              December 31,
                                     -----------------------------
                                       1997                1996

     Three months or less            $  3,202            $  4,986
     Four through six months            5,450               3,715
     Seven through twelve months        4,332               2,504
     After one year                     1,209               1,908
                                     --------            --------

     Total                           $ 14,193            $ 13,113
                                     ========            ========



9. INTEREST-RATE RISK

   The Bank is principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices and long-term, fixed-rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with variable and fixed rates. The real estate loans are more sensitive to interest-rate risk than the commercial loans due to their fixed rates and longer maturity characteristics.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Bank is a party to various financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend both credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of the instruments reflect the extent of the Bank's involvement in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

   The following is a summary of the various financial instruments entered into by the Bank as of December 31, 1997 and 1996 (in thousands):

                                                       Approximate
                                                     Contract Amount at
                                                        December 31,
                                                --------------------------
                                                    1997            1996
          Financial instruments whose contract
           amount represents credit risk:
             Commitments to extend credit         $ 8,511        $ 8,817
             Standby letters of credit              1,403            725



   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent cash requirements. The Bank holds some form of collateral for substantially all of these commitments. Collateral held varies but consists primarily of certificates of deposit, accounts receivable, inventory, and property, plant, and equipment.

   The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if considered necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.


11. INCOME TAXES

   The components of the provision for federal income taxes for the years ended December 31, 1997, 1996 and 1995 were as follows (in thousands):

                                        December 31,
                               --------------------------------
                                1997        1996          1995

          Current              $ 844        $ 852        $ 760
          Deferred                (6)         (20)         (19)
                               -----        -----        -----

          Total                $ 838        $ 832        $ 741
                               =====        =====        =====

   The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on income for the years ended December 31, 1997, 1996 and 1995 as follows (in thousands):

                                                   December 31,
                                      ------------------------------------
                                          1997         1996          1995

Taxes calculated at statutory rate       $ 882         $ 873        $ 777
Increase (decrease) resulting from:
   Tax-exempt interest                     (52)          (50)         (44)
   Other, net                                8             9            8
                                         -----         -----        -----

Total                                    $ 838         $ 832        $ 741
                                         =====         =====        =====


   Deferred income taxes and benefits are provided for differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. At December 31, 1997 and 1996, significant deferred tax assets and liabilities were as follows (in thousands):


                                                   December 31,
                                              ---------------------
                                               1997           1996

     Deferred tax assets:
        FASB 115 adjustment                   $  19         $  36
        Forgone interest on nonaccrual loans     22            28
        Allowance for credit losses             114            90
                                              -----         -----

     Total                                      155           154
                                              -----         -----

     Deferred tax liabilities:
        Depreciation                            216           215
        Capitalization of FHLB interest          21            11
                                              -----         -----

     Total                                      237           226
                                              -----         -----

     Net deferred tax asset (liability)       $ (82)        $ (72)
                                              =====         =====

12. STOCK OPTION PLAN

   Stockholders of the Bank have approved a stock option plan reserving 25,000 shares of common stock for issuance to officers and certain key employees. The options granted are exercisable in four annual installments, commencing 40% in the second year of grant with the remaining 60% in three equal annual installments, and expire ten years after the date of grant. A summary of changes in outstanding options is as follows:

                                                               Year Ended
                                                              December 31,
                                                                  1996

Shares under option, beginning of year                               2,540
Options exercised during the year                                   (1,980)
Options forfeited during the year                                     (560)
                                                            --------------

Shares under option, end of year                                         0
                                                            ==============

Option price                                                $10.16 - 16.17
Options exercisable at end of year                                       0
Shares reserved for future granting of options                       8,560


   During 1997, no options were issued, exercised, or forfeited during the year.

13. EMPLOYEE SAVINGS PLAN

   The Bank provides an employee savings plan for substantially all full-time employees. Contributions to the plan by the Bank are made at the discretion of the Board of Directors. The Bank contributed approximately $26,700 and $24,000 in fiscal years 1997 and 1996, respectively.

14. COMMITMENTS AND CONTINGENCIES

   The Bank leases office space in its building to various tenants under cancelable lease agreements. Rental income received on these lease agreements aggregated approximately $14,505 and $32,000 for the years ended December 31, 1997 and 1996, respectively, and is included in net occupancy expense.

   As of December 31, 1997, there were no lawsuits pending against the Bank.

15. REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Any bank that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements based on the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

   To meet the capital adequacy requirements, the Bank must maintain minimum amounts and ratios as defined in the regulations. Management believes that as of December 31, 1997, the Bank met all capital adequacy requirements.

   As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum capital amounts and ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                                             Capitalized Under
                                                                                   For Capital               Prompt Corrective
                                                            Actual              Adequacy Purposes            Action Provisions
                                                     -------------------      -----------------------     ----------------------
                                                     Amount        Ratio        Amount         Ratio        Amount         Ratio

As of December 31, 1997:
   Total Capital (to Risk Weighted Assets)         $ 10,423        18.7%       $ 4,461           8.0%      $ 5,577         10.0%
   Tier I Capital (to Risk Weighted Assets)         $ 9,983        18.0%       $ 2,213           4.0%      $ 3,320          6.0%
   Tier I Capital (to Total Assets)                 $ 9,983        11.6%       $ 2,586           3.0%      $ 4,310          5.0%

As of December 31, 1996:
   Total Capital (to Risk Weighted Assets)          $ 9,639        19.6%       $ 3,947           8.0%      $ 4,933         10.0%
   Tier I Capital (to Risk Weighted Assets)         $ 9,289        19.0%       $ 1,960           4.0%      $ 2,940          6.0%
   Tier I Capital (to Total Assets)                 $ 9,289        11.0%       $ 2,573           3.0%      $ 4,289          5.0%


16. CASH FLOWS

   The Bank made interest payments of approximately $2.2 million and $2.0 million during 1997 and 1996, respectively. The Bank also made federal income tax payments of $641,000 and $820,000 during 1997 and 1996, respectively.

   On May 22, 1997, the Bank decreased its equity capital by $375,874 through the repurchase of 11,990 shares of common stock.

   Noncash transactions consisted of real estate acquired through foreclosure and repossessed assets of loans totaling approximately $45,000 for the year ended December 31, 1996. On December 21, 1997, the Bank declared dividends of $2.25 per share to be paid on January 2, 1998. On December 18, 1996, the Bank declared dividends of $2.00 per share to be paid on January 2, 1997. The Bank recorded an unrealized gain (loss) on securities available for sale, before taxes, of $49,000 and ($81,000) in 1997 and 1996, respectively.


                                     ******

                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 11th day of June, 1998, by and between FIRST NATIONAL BANK OF MISSOURI CITY ("Missouri City"), a national banking association, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will consolidate with Missouri City (the "Consolidation") pursuant to an agreement and plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Missouri City of the par value of $5.00 per share ("Missouri City Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a) Consolidation. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest ("Norwest Bank") will be consolidated with Missouri City pursuant to the Consolidation Agreement, with Missouri City as the surviving corporation, in which consolidation each share of Missouri City Common Stock outstanding immediately prior to the Effective Time of the Consolidation (as defined below)(other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Missouri City Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $26,000,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Consolidation, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Missouri City Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Missouri City Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Missouri City Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Consolidation.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d) Mechanics of Closing Consolidation. Subject to the terms and conditions set forth herein, the closing of the Consolidation will occur on a mutually agreeable date, which date shall be not later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration
of all required waiting periods.   The Consolidation shall be effective at 12:01
a.m., Minneapolis, Minnesota time (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date of the Consolidation").

     The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF MISSOURI CITY. Missouri City represents and warrants to Norwest as follows:

     (a) Organization and Authority. Missouri City is a national banking association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Missouri City and the Missouri City Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Missouri City has furnished Norwest true and correct copies of its articles of association and by-laws, as amended.

     (b) Missouri City's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Missouri City's subsidiaries as of the date hereof (individually a "Missouri City Subsidiary" and collectively the "Missouri City Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Missouri City. No equity security of any Missouri City Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Missouri City Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55, all of such shares so owned by Missouri City are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Missouri City Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Missouri City does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of Missouri City consists of 2,000 shares of preferred stock, $500 par value, of which at the close of business on March 31, 1998, no shares were outstanding and no shares were held in the treasury, and 325,000 shares of common stock, $5 par value, of which as of the close of business on March 31, 1998, 304,449 shares were outstanding and 11,991 shares were held in the treasury. The maximum number of shares of Missouri City Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Missouri City Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 304,449. All of the outstanding shares of capital stock of Missouri City have been duly and validly authorized and issued and, subject to 12 U.S.C. (S) 55, are fully paid and nonassessable. Except as set forth in
Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Missouri City or any Missouri City Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Missouri City or any Missouri City Subsidiary. Except as set forth in Schedule 2(c), since March 31, 1998 no shares of Missouri City capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Missouri City or any Missouri City Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Missouri City.

     (d) Authorization. Missouri City has the corporate power and authority to enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders and regulatory authorities, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by Missouri City and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Missouri City. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Missouri City as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of Missouri City enforceable against Missouri City in accordance with their respective terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws and court decisions of general application relating to, limiting or affecting the enforcement of creditors' rights generally, and by general principles of equity.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Missouri City of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Missouri City with any of the provisions hereof or thereof, will
(i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Missouri City or any Missouri City Subsidiary under any of the terms, conditions or provisions of
(x) its articles of association or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Missouri City or any Missouri City Subsidiary is a party or by which it may be bound, or to which Missouri City or any Missouri City Subsidiary or any of the properties or assets of Missouri City or any Missouri City Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the knowledge of Missouri City, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Missouri City or any Missouri City Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by

Missouri City of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e) Missouri City Financial Statements. The consolidated balance sheets of Missouri City and Missouri City's Subsidiaries as of December 31, 1997 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1997, together with the notes thereto, certified by Deloitte & Touche (collectively, the "Missouri City Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Missouri City and Missouri City's Subsidiaries at the dates and the consolidated results of operations and cash flows of Missouri City and Missouri City's Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1992, Missouri City and each Missouri City Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Missouri City Reports". As of their respective dates, the Missouri City Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and were accurate in all material respects. Copies of all the Missouri City Reports have been made available to Norwest by Missouri City.

     (g) Properties and Leases. Except as set forth in Schedule 2(g), except as may be reflected in the Missouri City Financial Statements and except for any lien for current taxes not yet delinquent, Missouri City and each Missouri City Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Missouri City's consolidated balance sheet as of December 31, 1997 for the period then ended, and to all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Missouri City or any Missouri City Subsidiary pursuant to which Missouri City or such Missouri City Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Missouri City or such Missouri City Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Missouri City's and each Missouri City Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Missouri City and the Missouri City Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Missouri City and the Missouri City Subsidiaries for the fiscal year ended December 31, 1994, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Missouri City nor any Missouri City Subsidiary is a party to any pending action or proceeding, nor to the knowledge of Missouri City is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Missouri City or any Missouri City Subsidiary which has not been settled, resolved and fully satisfied. Each of Missouri City and the Missouri City Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1997, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Missouri City and the Missouri City Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1997 there has been no change in the business, financial condition or results of operations of Missouri City or any Missouri City Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Missouri City and the Missouri City Subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Missouri City nor any Missouri City Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Missouri City or such Missouri City Subsidiary);

     (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

     (iii)  any labor contract or agreement with any labor union;

     (iv) any contract containing covenants which limit the ability of Missouri City or any Missouri City Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Missouri City or any Missouri City Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

     (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

     (vi)  any lease with annual rental payments aggregating $10,000 or more.

     (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

     (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k) Litigation and Other Proceedings. Missouri City has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Missouri City with respect to loss contingencies as of December 31, 1997 in connection with the Missouri City Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Missouri City or any Missouri City Subsidiary since said date. Neither Missouri City nor any Missouri City Subsidiary is a party to any pending or, to the knowledge of Missouri City, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Missouri City and the Missouri City Subsidiaries taken as a whole.

     (l) Insurance. Missouri City and each Missouri City Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Missouri City has owned such Missouri City Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Missouri City and each Missouri City Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Missouri City or such Missouri City Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Missouri City, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Missouri City and each Missouri City Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Missouri City nor any Missouri City Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Missouri City or any Missouri City Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Missouri City and the Missouri City Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Missouri City or any Missouri City Subsidiary is pending or, to the knowledge of Missouri City, threatened.
Neither Missouri City nor any Missouri City Subsidiary is involved in, or to the knowledge of Missouri City, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Missouri City or such Missouri City Subsidiary. Employees of Missouri City and the Missouri City Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
Schedule 2(o), to the knowledge of Missouri City no officer or director of Missouri City or any Missouri City Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Missouri City or any Missouri City Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Missouri City or any Missouri City Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Missouri City's or such Missouri City Subsidiary's Board of Directors.

     (p)  Missouri City Benefit Plans.

     (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Missouri City or any Missouri City Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Missouri City or any

     Missouri City Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

     (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Missouri City or the Missouri City subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Missouri City knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

     (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

     (iv) Except as disclosed in Schedule 2(p), and to the knowledge of Missouri City, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Missouri City, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Missouri City and the Missouri City Subsidiaries taken as a whole.

     (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

     (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the past five plan years which would result in a material liability.

     (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Missouri City or any Missouri City Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding Missouri City and the Missouri City Subsidiaries supplied or to be supplied by Missouri City for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Missouri City Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Missouri City's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Missouri City and the Missouri City Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Missouri City nor any Missouri City Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Except as set forth in Schedule 2(s), neither Missouri City nor any Missouri City Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Missouri City or any Missouri City Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (t) Fiduciary Activities. Neither Missouri City nor any Missouri City subsidiary has ever had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     (u) No Defaults. Neither Missouri City nor any Missouri City Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Missouri City and the Missouri City Subsidiaries, taken as a whole. To the knowledge of Missouri City, all parties with whom Missouri City or any Missouri City Subsidiary has material leases, agreements or contracts or who owe to Missouri City or any Missouri City Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Missouri City Subsidiaries are in compliance therewith in all material respects.

     (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Missouri City or any Missouri City Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the knowledge of Missouri City, threatened against Missouri City or any Missouri City Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Missouri City and Missouri City's Subsidiaries taken as a whole; to the knowledge of Missouri City there is no reasonable basis for any such proceeding, claim or action; and to the knowledge of Missouri City neither Missouri City nor any Missouri City Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Missouri City has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     (w) Compliance with Year 2000 Requirements. Missouri City is in full compliance with current Federal Financial Institutions Examination Council ("FFIEC") requirements relating to assessing and addressing Year 2000 business risk. Missouri City has made its Year 2000 project assessment and remediation plan available to Norwest for review and has furnished Norwest with copies of all communications between Missouri City or any Missouri City subsidiary and regulators having responsibility for overseeing compliance with such FFIEC requirements.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Missouri City as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1997, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) Norwest Capitalization. As of December 31, 1997, the authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1997, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 10,022 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 20,625 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,831 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 22,927 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1997, no shares were outstanding; and (iii) 1,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1997, 758,619,494 shares were outstanding and 10,493,685 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable. On June 7, 1998, Norwest entered into an Agreement and Plan of Merger (the "Wells Merger Agreement") by and between Norwest and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), under which it is contemplated that Wells Fargo will merge with and into Norwest, with Norwest as the surviving corporation (the "Wells Merger").

The Wells Merger Agreement provides that, prior to consummation of the Wells Merger, Norwest will amend its Restated Certificate of Incorporation to provide that Norwest shall have authority to issue an aggregate of 20,000,000 shares of Preferred Stock without par value, 4,000,000 of Preference Stock without par value, and 4,000,000,000 shares of Common Stock of the par value of $1-2/3 per share.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1997 and 1996 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1997, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of March 31, 1998 and the related unaudited consolidated statements of income and cash flows for the 3 months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1992, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of March 31, 1998 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since December 31, 1997, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1997 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (i)  any labor contract or agreement with any labor union;

     (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

     (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured for reasonable amounts with financially sound and reputable insurance companies or self-insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.

     (i) As of January 1, 1998, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

     (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

     (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

     (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or
     violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

     (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in
     Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

     (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

     (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     4. COVENANTS OF MISSOURI CITY. Missouri City covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Missouri City, and each Missouri City Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following the day of receipt of the request by a representative designated by Norwest in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Missouri City and each Missouri City Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Missouri City and the Missouri City Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Missouri City herein expressed.

(b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Missouri City and each Missouri City subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Missouri City; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices, provided, however, that Missouri City may, in addition, accrue and pay bonuses in accordance with Schedule 4(b) attached hereto; sell or otherwise dispose of any shares of the capital stock of any Missouri City Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Missouri City will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the

Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of Missouri City will (i) cause proper notice of such meeting to be given to its shareholders in compliance with all applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Missouri City will furnish or cause to be furnished to Norwest all the information concerning Missouri City and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof (which comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and which otherwise are required or necessary to be filed or included in the Registration Statement), or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Deloitte & Touche to use such opinion in such Registration Statement.

     (e) Missouri City will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Missouri City to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Missouri City will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Missouri City will hold in confidence all confidential or proprietary documents and information concerning Norwest and its subsidiaries furnished to Missouri City and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Missouri City's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Missouri City, in the public domain, or later acquired by Missouri City from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Missouri City, nor any Missouri City Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Missouri City or any Missouri City Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Missouri City or any Missouri City Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Missouri City or any Missouri City Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Missouri City or any Missouri City Subsidiary concerning any of the foregoing, Missouri City or such Missouri City Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Missouri City shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Missouri City and each Missouri City Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and
(ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Consolidation.

     (k) Neither Missouri City nor any Missouri City Subsidiary shall take any action which with respect to Missouri City would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

     (l) Missouri City shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Missouri City who may reasonably be deemed an "affiliate" of Missouri City within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Immediately prior to the Closing, Missouri City shall establish such additional accruals and reserves as may be necessary to conform Missouri City's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Missouri City's business following the Consolidation.

     (n) Missouri City shall obtain, at its sole expense, Phase I environmental assessments for each bank-owned facility. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Missouri City shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Missouri City shall obtain a survey and assessment of all potential asbestos containing material in owned properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four (4) weeks of execution of the definitive agreement.

     (o) Missouri City shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     (p) Missouri City and Norwest will work together to assess the impact of the transactions contemplated by this Agreement on Missouri City's continued compliance with the FFIEC Year 2000 requirements and Missouri City will take such action, in consultation with Norwest, as may be necessary to amend Missouri City's Year 2000 project assessment and remediation plan. Missouri City will prepare a contingency plan to be used in the event the transactions contemplated by this Agreement are not consummated.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Missouri City as follows:

     (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Missouri City all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Missouri City, or in any statement or application made by Missouri City to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement and the receipt by Norwest of the audited financial statements required by paragraph 4(d) hereof, Norwest will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Missouri City pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective following receipt of approval of the transaction from the Federal Reserve Board or on such earlier date as may be agreed to by the parties. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Missouri City shareholders, at the time of the Missouri City shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Missouri City or any Missouri City subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Missouri City pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Missouri City pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Consolidation, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and the Consolidation Agreement and will cooperate with Missouri City to obtain all such approvals and consents required by Missouri City.

     (h) Norwest will hold in confidence all documents and information concerning Missouri City and Missouri City's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Missouri City (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Missouri City.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under the National Bank Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Missouri City as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Missouri City written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Norwest agrees as follows:

     (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Consolidation, a director or officer of Missouri City or any Missouri City Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Missouri City's Articles of Incorporation or By-laws or similar governing documents of any Missouri City Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Consolidation, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Consolidation, survive the Consolidation and shall continue in full force and effect. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation or merger of Missouri City or any Missouri City Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Missouri City, Norwest shall guarantee, to the extent of the net asset value of Missouri City or any Missouri City Subsidiary as of the Effective Date of the Consolidation, the indemnification obligations of Missouri City or any Missouri City Subsidiary to the extent of indemnification obligations of Missouri City and the Missouri City Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Missouri City or any Missouri City Subsidiary to a greater extent than Missouri City or any Missouri City Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

     (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Consolidation), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

     (iii) for a period of three years after the Effective Time of the Consolidation, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Missouri City (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Consolidation; provided, however, that Norwest shall not be required to maintain the coverage for employees (other than directors and officers), which is currently included by endorsement in the directors' and officers' liability policies maintained by Missouri City; and provided, further, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(m)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Missouri City for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Consolidation, Missouri City shall notify the appropriate directors' and officers' liability insurers of the Consolidation and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

     (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(m); and

     (v) the provisions of this paragraph 5(m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF MISSOURI CITY. The obligation of Missouri City to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following further conditions, which may be waived in writing by Missouri City:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Effective Date of the Consolidation.


     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Date of the Consolidation.

     (c) Missouri City shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Missouri City required for approval of a plan of consolidation in accordance with the provisions of Missouri City's Articles of Association and the National Bank Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Missouri City pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Missouri City shall have received an opinion, dated the Closing Date, of counsel to Missouri City, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Missouri City Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Missouri City will be the same as the basis of Missouri City Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Missouri City will include the holding period of the Missouri City Common Stock, provided such shares of Missouri City Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Missouri City and the Missouri City Subsidiaries taken as a whole as if made at the Effective Date of the Consolidation.

     (b) Missouri City shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Date of the Consolidation.

     (c) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Missouri City required for approval of a plan of consolidation in accordance with the provisions of Missouri City's Articles of Association and the National Bank Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of Missouri City, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Missouri City or any Missouri City Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Missouri City and each Missouri City Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Missouri City's or such subsidiary's business required for the consummation of the Consolidation, and Missouri City and each Missouri City Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Consolidation shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from Deloitte & Touche an opinion to that effect.

     (i) At any time since the date hereof the total number of shares of Missouri City Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Missouri City Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 304,449.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Missouri City a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

     (i) the interim quarterly financial statements of Missouri City included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Missouri City;

     (ii) the amounts reported in the interim quarterly financial statements of Missouri City agree with the general ledger of Missouri City;

     (iii) from the date of the most recent unaudited consolidated financial statements of Missouri City and the Missouri City Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Missouri City and the Missouri City Subsidiaries, except in each case for changes, increases or decreases which the

     Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Missouri City and the Missouri City Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

     (iv) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Missouri City and the Missouri City Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Missouri City and the Missouri City Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Missouri City included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Missouri City and the Missouri City Subsidiaries considered as a whole shall not have sustained since December 31, 1997 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Missouri City or any Missouri City Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Missouri City and its subsidiaries taken as a whole.

     (n) Since December 31, 1997, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Missouri City and the Missouri City Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates). No action taken by Missouri City solely in order to comply with the requirements of paragraph 4(m) hereof shall be deemed to have a material adverse effect for purposes of this paragraph 7(n).

     (o) Missouri City shall be in full compliance with current FFIEC Year 2000 requirements. There shall be no feature of Missouri City's data processing, operating or platform systems that would prevent those systems from being successfully converted to Norwest systems.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Missouri City or any Missouri City Subsidiary as of the Effective Date of the Consolidation ("Missouri City Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Missouri City Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation (provided, however, that it is Norwest's intent that the transition from the Missouri City plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

     Medical Plan
     Dental Plan
     Vision Plan
     Short Term Disability Plan
     Long Term Disability Plan
     Long Term Care Plan
     Flexible Benefits Plan
     Basic Group Life Insurance Plan
     Group Universal Life Insurance Plan
     Dependent Group Life Insurance Plan
     Business Travel Accident Insurance Plan
     Accidental Death and Dismemberment Plan
     Severance Pay Plan
     Vacation Program

For the purpose of determining each Missouri City Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by a Missouri City Employee in the year in which the Consolidation occurs will be deducted from the total Norwest benefit. Missouri City Employees shall receive credit for years of service to Missouri City, the Missouri City Subsidiaries and any predecessors of the Missouri City Subsidiaries (to the extent credited under the vacation programs of Missouri City and the Missouri City Subsidiaries) for the purpose of determining benefits under the Norwest vacation program.

Missouri City Employees shall receive credit for years of service to Missouri City, the Missouri City Subsidiaries and any predecessors of the Missouri City Subsidiaries (to the extent credited under the severance programs of Missouri City and the Missouri City Subsidiaries) for the purpose of determining benefits under the Norwest Severance Pay Plan.

     (b)  Employee Retirement Benefit Plans.

Each Missouri City Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Missouri City and the Missouri City Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Missouri City and the Missouri City Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation.

Each Missouri City Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Effective Date of the Consolidation:

     (i)  by mutual written consent of the parties hereto;

     (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by December 31, 1998 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

     (iii) by Missouri City or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

     (iv) by Missouri City, within five business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

          (A) the Norwest Measurement Price is less than $35; and

          (B) the number obtained by dividing the Norwest Measurement Price by the closing price of Norwest Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting 15% from such quotient.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     (c) For purposes of this paragraph 9:

     (i) The "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by (b) the number of shares of common stock of such company outstanding as of March 31, 1998 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between March 31, 1998 and the close of the trading day immediately preceding the date of this Agreement).

     (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Missouri City held to vote on this Agreement and the Consolidation Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

     (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

     (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

     (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

     (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

     (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

     If a Common Stock Adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of this Agreement and the Missouri City shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Consolidation.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Missouri City and Missouri City Subsidiaries shall be borne by Missouri City, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:


     If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

     If to Missouri City:

               First National Bank of Missouri City
               3660 Hampton Drive
               P. O. Box 669
               Missouri City, TX 77459
               Attention:  Fred Beeler, Chairman & CEO

     With a copy to:

               Bracewell & Patterson, L.L.P.
               South Tower Pennzoil Place
               711 Louisiana St., Suite 2900
               Houston, TX 77002-2781
               Attention: William T. Luedke IV, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Effective Date of the Consolidation, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Missouri City shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Consolidation Agreement shall survive the Consolidation or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                   FIRST NATIONAL BANK OF
                                      MISSOURI CITY


By:  /s/ John E. Ganoe                By:   /s/ R. Fred Beeler
     ------------------------               ------------------
Its: Executive Vice President         Its:  Chairman and CEO
     ------------------------               ------------------

                                                                       EXHIBIT A

                      AGREEMENT AND PLAN OF CONSOLIDATION


     This Agreement and Plan of Consolidation (the "Consolidation Agreement") is dated as of _______________________, 19__, between NORWEST INTERIM BANK MO CITY, NATIONAL ASSOCIATION ("Interim Bank") and FIRST NATIONAL BANK OF MISSOURI CITY, a national banking association ("Missouri City"). Interim Bank and Missouri City are sometimes referred to herein as the "Consolidating Banks".

PREAMBLE

     Interim Bank and Missouri City acknowledge and confirm the following:

     (a) Interim Bank is a national banking association having its principal office and place of business at ______________________, ________ County, Texas _______. As of __________, 1998, Interim Bank had capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Interim Bank Common Stock"), and surplus of $20,000.

     (b) Missouri City is a national banking association having its principal office and place of business at ______________________, ________ County, Texas _______. As of __________, Missouri City had capital of $_________, divided into ______ shares of common stock, par value $_____ per share ("Missouri City Common Stock"), surplus of $______, and retained earnings of $_______.

     (c) Missouri City and Norwest Corporation ("Norwest") have entered into an Agreement and Plan of Reorganization dated as of ___________ (the
"Reorganization Agreement"), which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

     (d) A majority of the Boards of Directors of Interim Bank and of Missouri City have duly approved this Consolidation Agreement and authorized its execution.

     (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code.


                                   AGREEMENTS

     IN CONSIDERATION OF THE PREMISES, Interim Bank and Missouri City make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and Missouri City (the "Consolidation") as follows:

SECTION 1

     1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with Missouri City, under the charter of Missouri City (the "Consolidated Bank").

     1.2 The name of the Consolidated Bank shall be "First National Bank of Missouri City."

     1.3 The Consolidation shall be effective as of 12:01 a.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

     1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at ______________________, ________ County, Texas _______, and at its legally established branches.

SECTION 2

As of the Effective Date:

     2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

     2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

     2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

     2.4 The amount of capital stock of the Consolidated Bank shall be $________, divided into _____ shares of common stock, each of $____ par value, and at the time the Consolidation shall become effective, the Consolidated Bank shall have a surplus of $________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, the payment of dividends, if any, between __________, and the Effective Date, and the payment provided for in Section 3.2 hereof.

SECTION 3

As of the Effective Date:

     3.1 Each share of Missouri City Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Missouri City Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $26,000,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Reorganization Agreement. As soon as practicable after the consolidation becomes effective, each holder of a certificate for shares of Missouri City Common Stock outstanding immediately prior to the time of consolidation shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive the Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of Missouri City Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of Missouri City Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of the consolidation and the date of such exchange.

     3.2 The shares of Interim Bank outstanding immediately prior to the time of Consolidation shall be converted into and exchanged for _______ shares of the Consolidated Bank, plus cash in the amount of $120,000.

     3.3 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of Missouri City Common Stock or

Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.

SECTION 4

     4.1 As of the Effective Date, the Articles of Association of the Consolidated Bank shall be the Articles of Association of Missouri City and shall read in their entirety as set forth in Appendix A attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to issue _______ shares of common stock, par value $____ per share.

     4.2 The by-laws of Missouri City as they exist at the Effective Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

     4.3 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

                                _________________
                                _________________
                                _________________

     4.4 The officers of Missouri City holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

SECTION 5

     5.1 This Consolidation Agreement shall be submitted to the shareholders of Missouri City and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of Missouri City and the articles of association of Interim Bank, and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.

SECTION 6

     6.1 The Consolidation shall be subject to and conditioned upon the following:

     (a) approval of this Consolidation Agreement by the shareholders of Missouri City and Interim Bank as required by law;

     (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

     (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

     6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of Missouri City or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of Missouri City and Interim Bank, or either of them, to terminate this Consolidation Agreement as Missouri City and Interim Bank may agree in writing:

     (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

     (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.

     SECTION 7

     7.1 Missouri City and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of Missouri City, no such amendment shall affect the rights of such shareholders of Missouri City in a manner which is materially adverse to such shareholders.

     7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



     IN WITNESS WHEREOF, Missouri City and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals, if any, to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Consolidating Bank's Board of Directors.

(NO BANK SEAL)                NORWEST INTERIM BANK MISSOURI CITY,
                              NATIONAL ASSOCIATION
ATTEST:
                              By: _________________________________
___________________________   Its:  _________________________________
      Secretary

     A majority of the Board of Directors of Norwest Interim Bank Missouri City, National Association:

        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________


STATE OF _____________)
                      ) ss
COUNTY OF ____________)

     On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _________________________, as ___________________, and ________________________, as ______________________, of
NORWEST INTERIM BANK MISSOURI CITY, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank; and came also:

        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________


being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

     WITNESS my official seal and signature this day and year aforesaid.

                              ____________________________
(Seal of Notary)              Notary Public, __________ County
                              My Commission Expires ________
(BANK SEAL)                   FIRST NATIONAL BANK OF MISSOURI CITY

ATTEST:
                              By: _________________________________
_______________________       Its:_________________________________
     Secretary

     A majority of the Board of Directors of First National Bank of Missouri
City:

        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________


STATE OF TEXAS _____________ )
                             ) ss
COUNTY OF __________________ )

     On this _____ day of ______________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _______________________, as _________________, and ____________________, as __________________, of FIRST
NATIONAL BANK OF MISSOURI CITY, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also:

        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________
        ____________________________ ____________________________


being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

     WITNESS my official seal and signature this day and year aforesaid.

__________________________
(Seal of Notary)              Notary Public, __________________ County
                              My Commission Expires _______________

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attention:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of FIRST NATIONAL BANK OF MISSOURI CITY, a national banking association ("Missouri City").

     Pursuant to an Agreement and Plan of Reorganization, dated as of ________, 19__, (the "Reorganization Agreement"), between Missouri City and Norwest Corporation, a Delaware corporation ("Norwest"), it is contemplated that a wholly-owned subsidiary of Norwest will consolidate with Missouri City (the "Consolidation") and as a result, I will receive in exchange for each share of Common Stock, par value $5.00 per share, of Missouri City ("Missouri City Common Stock") owned by me immediately prior to the Effective Time of the Consolidation (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Missouri City Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Consolidation.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Consolidation (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of any Norwest Common Stock or in any way reduce my risk relative to any shares of any Norwest Common Stock issued to me pursuant to the Consolidation until such time as financial results covering at least 30 days of post-Consolidation combined operations of Missouri City and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Consolidation with a restrictive legend which will read substantially as follows:

         "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Norwest and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and
(b) financial results covering at least 30 days of post-Consolidation combined operations have been published.

I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Missouri City Common Stock, Norwest Common Stock, or the Stock, to the extent I felt necessary, with my counsel or counsel for Missouri City.

                                                Sincerely,

                                                _______________________

                                                                       EXHIBIT C



               BB&T Corporation
               BancOne Corporation
               BankBoston Corporation
               Bank of New York Company, Inc.
               Bankers Trust Corporation of New York
               Chase Manhattan Corporation
               Citicorp
               Comerica, Inc.
               Crestar Financial Corporation
               Fifth Third Bancorp
               First Union Corporation
               Fleet Financial Group, Inc.
               Huntington Bancshares
               KeyCorp
               Mellon Bank Corporation
               Mercantile Bancorp
               National City Corporation
               Nations Bank
               Northern Trust Corporation
               PNC Financial Corporation
               Republic Financial Corporation
               Republic New York Corporation
               Signet Banking Corporation
               SouthTrust Corporation
               State Street Boston Corporation
               Summit Bancorp
               Suntrust Banks, Inc.
               UnionBanCal Corp.
               U.S. Bancorp
               Wachovia Corporation
               Wells Fargo & Co., Inc.

                                   APPENDIX B

         UNITED STATES CODE TITLE 12, SECTION 215, PARAGRAPHS (A)  (C)

(S)  215.  Consolidation of national banks or State banks with national banks

(b) Liability of consolidated association; capital stock; dissenting shareholders

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY THE COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

     If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   APPENDIX C

                              BANKING CIRCULAR 259

OCC-BC-259 Stock Appraisals

Comptroller of the Currency      BC 259
Administrator of National Banks

Type:  Banking Circular  Subject:  Stock Appraisals

TO:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS


                           OCC                                                    Average Price/
  Appraisal             Appraisal             Price                Book           Earnings Ratio
     Date                 Value              Offered              Value           of Peer Group
-----------------   ------------------  ------------------  ------------------  ------------------

   1/1/85                  107.05              110.00              178.29                 5.3
   1/2/85                   73.16                  NA               66.35                 6.8
   1/15/85                  53.41               60.00               83.95                 4.8
   1/31/85                  22.72               20.00               38.49                 5.4
   2/1/85                   30.63               24.00               34.08                 5.7
   2/25/85                  27.74               27.55               41.62                 5.9
   4/30/85                  25.98               35.00               42.21                 4.5
   7/30/85               3,153.10            2,640.00            6,063.66                  NC
   9/1/85                   17.23               21.00               21.84                 4.7
   11/22/85                316.74              338.75              519.89                 5.0
   11/22/85                 30.28                  NA               34.42                 5.9
   12/16/85                 66.29               77.00               89.64                 5.6
   12/27/85                 60.85               57.00              119.36                 5.3
   12/31/85                 61.77                  NA               73.56                 5.9
   12/31/85                 75.79               40.00               58.74                12.1
   1/12/86                  19.93                  NA               26.37                 7.0
   3/14/86                  59.02              200.00              132.20                 3.1
   4/21/86                  40.44               35.00               43.54                 6.4
   5/2/86                   15.50               16.50               23.69                 5.0
   7/3/86                  405.74                  NA              612.82                 3.9
   7/31/86                 297.34              600.00              650.63                 4.4
   8/22/86                 103.53              106.67              136.23                  NC
   12/26/86                 16.66                  NA               43.57                 4.0
   12/31/86                 53.39               95.58               69.66                 7.1
   5/1/87                  186.42                  NA              360.05                 5.1
   6/11/87                  50.46               70.00               92.35                 4.5
   6/11/87                  38.53               55.00               77.75                 4.5
   7/31/87                  13.10                  NA               20.04                 6.7
   8/26/87                  55.92               57.52               70.88                  NC
   8/31/87                  19.55               23.75               30.64                 5.0
   8/31/87                  10.98                  NA               17.01                 4.2
   10/6/87                  56.48               60.00               73.11                 5.6


                           OCC                                                    Average Price/
  Appraisal             Appraisal             Price                Book           Earnings Ratio
     Date                 Value              Offered              Value           of Peer Group
-----------------   ------------------  ------------------  ------------------  ------------------
   3/15/88                 297.63                  NA              414.95                 6.1
   6/2/88                   27.26                  NA               28.45                 5.4
   6/30/88                 137.78                  NA              215.36                 6.0
   8/30/88                 768.62              677.00            1,090.55                10.7
   3/31/89                 773.62                  NA              557.30                 7.9
   5/26/89                 136.47              180.00              250.42                 4.5
   5/29/90                   9.87                  NA               11.04                 9.9

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available                   NC - Not Computed

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.


Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis

Date:  March 10, 1992

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.  See Exhibit Index.

     (b)  Financial Statement Schedules.  Not Applicable.

     (c)  Report, Opinion or Appraisal.  See Exhibits 5 and 8.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effecctive amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 28, 1998.

                                       NORWEST CORPORATION

                                       By:  /s/ Richard M. Kovacevich
                                            -------------------------
                                            Richard M. Kovacevich
                                            Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed on September 28, 1998 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich               Chairman and Chief Executive Officer
-------------------------
  Richard M. Kovacevich                 (Principal Executive Officer)

/s/ John T. Thornton                    Executive Vice President and Chief
--------------------
  John T. Thornton                      Financial Officer
                                        (Principal Financial Officer)

/s/ Michael A. Graf                     Senior Vice President and Controller
-------------------
  Michael A. Graf                       (Principal Accounting Officer)


LES S. BILLER        )
J.A. BLANCHARD III   )
DAVID A. CHRISTENSEN )
SUSAN E. ENGEL       )
WILLIAM A. HODDER    )
LLOYD P. JOHNSON     )
REATHA CLARK KING    )                  A majority of the
RICHARD M. KOVACEVICH)                  Board of Directors*
RICHARD S LEVITT     )
RICHARD D. McCORMICK )
CYNTHIA H. MILLIGAN  )
BENJAMIN F. MONTOYA  )
IAN M. ROLLAND       )
MICHAEL W. WRIGHT    )

--------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit                                                                                 Form of
Number                  Description                                                     Filing
------                  -----------                                                     -------
 2.1   Agreement and Plan of Reorganization dated June 11, 1998 between First
       National Bank of Missouri City and Norwest Corporation (included in Proxy
       Statement-Prospectus as Appendix A).

 3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated
       June 28, 1993 (filed July 6, 1993), Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 (filed July 3, 1995), Exhibit 3 to
       Norwest's Current Report on Form 8-K dated June 3, 1997 (filed June 10,
       1997) and Exhibit 3 to Norwest's Current Report on Form 8-K dated June 8,
       1998 (filed June 12, 1998)).

 3.1.1 Certificate of Designations of Powers, Preferences, and Rights of Norwest
       ESOP Cumulative Convertible Preferred Stock (incorporated by reference to
       Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2 Certificate of Designations of Powers, Preferences, and Rights of
       Norwest Cumulative Tracking Preferred Stock (incorporated by reference to
       Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

 3.1.3 Certificate of Designations of Powers, Preferences, and Rights of
       Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

 3.1.4 Certificate of Designations with respect to the 1996 ESOP Cumulative
       Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
       Norwest's Current Report on Form 8-K dated November 26, 1996).

 3.1.5 Certificate of Designations with respect to the 1997 ESOP Cumulative
       Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
       Norwest's Current Report on Form 8-K dated April 14, 1997).

 3.1.6 Certificate of Designations with respect to the 1998 ESOP Cumulative
       Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
       Norwest's Current Report on Form 8-K dated April 20, 1998).

 3.2   By-Laws (incorporated by reference to Exhibit 3 to Norwest's Current
       Report on Form 8-K dated October 10, 1997).

 4.1   Rights Agreement, dated as of November 22, 1988, between Norwest
       Corporation and Citibank, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

 4.2   Certificate of Adjustment, dated October 10, 1997, to Rights Agreement
       (incorporated by reference to Exhibit 5 to Norwest's Form 8-A/A dated
       October 14, 1997).

 4.3   Amendment No. 1 to Rights Agreement, dated as of June 7, 1998, between
       Norwest and Citibank, N.A., as Rights Agent (incorporated by reference to
       Exhibit 4(a) to Norwest's Form 8-K dated June 18, 1998).


Exhibit                                                                                 Form of
Number                  Description                                                     Filing
------                  -----------                                                     -------
 5     Opinion of Stanley S. Stroup.                                                     Electronic
                                                                                        Transmission

 8     Opinion of Bracewell & Patterson, L.L.P.                                          Electronic
                                                                                        Transmission

 23.1  Consent of Stanley S. Stroup (included as part of Exhibit 5).

 23.2  Consent of KPMG Peat Marwick LLP.                                                 Electronic
                                                                                        Transmission

 23.3  Consent of Deloitte & Touche LLP                                                  Electronic
                                                                                        Transmission

 23.4  Consent of Bracewell & Patterson, L.L.P.
       (included as part of Exhibit 8)

 24    Powers of Attorney.*

 99    Form of proxy for Special Meeting of Shareholders of                              Electronic
       First National Bank of Missouri City                                             Transmission


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* Previously filed.